UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

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Hurco Companies, Inc.

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HURCO COMPANIES, INC.

ONE TECHNOLOGY WAY

P.O. BOX 68180

INDIANAPOLIS, INDIANA 46268

(317) 293-5309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 10, 2022

The 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) of Hurco Companies, Inc. (the “Company”), will be held in a virtual-only format at 10:00 a.m. Eastern Time on Thursday, March 10, 2022, for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualify;

2.	To approve, in an advisory (non-binding) “say-on-pay” vote, the compensation paid to our named executive officers;

3.	To approve the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan;

4.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Due to the continued public health impact of the coronavirus pandemic (COVID-19), and to support the health, safety, and well-being of our shareholders, employees, directors, and their respective families, the Company will host its 2022 Annual Meeting in a virtual meeting format only, via webcast. In future years, once the public health impact of COVID-19 begins to normalize, the Company intends to offer an in-person shareholder attendance option consistent with past practice.

The Board of Directors recommends a vote FOR items 1, 2, 3, and 4. The persons named as proxies will use their discretion to vote on any other matters that may properly arise at the 2022 Annual Meeting.

The foregoing items of business are more fully described in our proxy statement accompanying this notice. Please read our proxy statement carefully.

Only shareholders of record as of the close of business on the record date of January 14, 2022, are entitled to notice of and to vote at the 2022 Annual Meeting or any adjournments thereof. To participate in and/or vote at the virtual 2022 Annual Meeting, prior registration is required before 5:00 p.m. Eastern Time on March 8, 2022. To pre-register, go to www.proxydocs.com/HURC and enter the control number found on your proxy card or voting instruction form. Upon completing your registration, you will receive a confirmation email. Approximately one hour prior to the meeting start time, each pre-registered shareholder will receive an email containing a unique link that will allow that shareholder to access the virtual 2022 Annual Meeting, view the list of our shareholders of record, and vote at the virtual 2022 Annual Meeting.

If you have pre-registered by the deadline and plan to attend the virtual 2022 Annual Meeting, we encourage you to access the virtual platform prior to the start time of the meeting to allow sufficient time to log-in and test your device’s audio system. You may begin to log into the virtual platform beginning at 9:45 a.m. Eastern Time on March 10, 2022.

Please mark, sign, and date the enclosed proxy card and return it in the enclosed return envelope, which requires no postage if mailed in the United States, or vote your shares via the Internet or by telephone as described in the proxy statement and on the proxy card. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the 2022 Annual Meeting, the Company may adjourn the 2022 Annual Meeting to permit further solicitation of proxies.

By order of the Board of Directors,
Jonathon D. Wright, Secretary

Indianapolis, Indiana

January 24, 2022

YOUR VOTE IS IMPORTANT—Even if you plan to attend the virtual 2022 Annual Meeting, we urge you to mark, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope or to vote your shares via the Internet or by telephone as described on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting to Be Held on March 10, 2022

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the 2022 Annual Meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website.

This Notice of 2022 Annual Meeting and the corresponding proxy statement, form of proxy card, and our most recent annual report on Form 10-K are available at www.hurco.com/proxymaterials. If you plan to attend the virtual 2022 Annual Meeting by webcast, please see the corresponding proxy statement and form of proxy card for instructions regarding required pre-registration. You may obtain technical assistance or instructions related to pre-registration at www.proxydocs.com/HURC. You may obtain technical assistance related to attending the virtual 2022 Annual Meeting at the website in the unique link that will be sent to you approximately one hour prior to the start time of the 2022 Annual Meeting if you previously completed the pre-registration before 5:00 p.m. Eastern Time on March 8, 2022.

Cautionary Note Regarding Forward-Looking Statements

The statements included in this proxy statement regarding future performance and results, expectations, plans, strategies, priorities, commitments, and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations, and assumptions and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2021. Readers of this proxy statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

HURCO COMPANIES, INC.

One Technology Way

P. O. Box 68180

Indianapolis, Indiana 46268

2022 Annual Meeting of Shareholders

March 10, 2022

PROXY STATEMENT

This proxy statement and accompanying proxy are being furnished to the holders of common stock of Hurco Companies, Inc. (the “Company,” “Hurco,” “we,” or “us”) in connection with the solicitation of proxies by the Board of Directors for the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”), to be held at 10:00 a.m. Eastern Time on Thursday, March 10, 2022, in virtual format only, via webcast, and any adjournments thereof. This proxy statement and the accompanying form of proxy are being mailed to our shareholders on or about January 24, 2022.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING AND VOTING

Who is entitled to vote at the meeting and what are my voting rights?

Shareholders of record as of the close of business on the record date of January 14, 2022, are entitled to vote at the 2022 Annual Meeting or any adjournments thereof.  As of that date, there were 6,700,655 shares of our common stock outstanding and entitled to vote at the 2022 Annual Meeting.  Holders of our common stock as of the record date are entitled to one vote per share with respect to each matter submitted to a vote of the shareholders.  There is no cumulative voting on election of directors or any other matter.

How many shares must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the 2022 Annual Meeting is necessary to constitute a quorum for the transaction of business.

What matters will be voted on at the meeting?

There are four matters to be considered at the meeting, as follows:

1.	Election of eight directors to serve until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualify;

2.	An advisory vote to approve the compensation paid to our named executive officers, also referred to as the “say-on-pay” vote;

3.	Approval of the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan (the “Amended and Restated Plan”); and

4.	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022.

How are votes counted?

All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with the instructions of the voting shareholders.

Brokers are not entitled to exercise discretion to vote shares on any of the matters to be voted on at the meeting other than the ratification of the appointment of the auditor, unless the shareholder gives voting instructions to the broker.  Accordingly, if you hold your shares in “street name” and wish your shares to be voted by your broker on the election of directors, the say-on-pay vote, or the approval of the Amended and Restated Plan, you must give your broker voting instructions.

What vote is required to approve each proposal?

To approve each of the proposals, the following votes are required from the holders of voting shares. Except as set forth below, abstentions and broker non-votes will not count as votes cast on the proposals below and will not affect the outcome of the votes.

Proposal		Vote Required
1	Election of directors	The election of director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the 2022 Annual Meeting.

2	Say-on-pay vote	More votes are cast FOR than AGAINST.

3	Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan	More votes are cast FOR than AGAINST or ABSTAIN. Abstentions will have the same effect as a vote against this proposal, but broker non-votes will not affect the outcome of this proposal.

4	Ratification of auditors	More votes are cast FOR than AGAINST.

With respect to the election of directors, although there is a plurality voting standard, our Amended and Restated By-Laws (the “By-Laws”) provide that in an uncontested election, any incumbent director nominee who does not receive more FOR votes than WITHHOLD votes must tender his or her resignation as a director to the Board of Directors (the “Board”), subject to acceptance by the Board. The Nominating and Governance Committee of the Board will consider any resignation tendered under this policy and will recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, within 90 days following the certification of the shareholder director election, and will promptly issue a press release regarding its decision. If the resignation is not accepted, the director shall continue to serve until the 2023 Annual Meeting of Shareholders and until his or her successor has been elected and qualified, or unless he or she is removed, resigns, dies, or becomes so incapacitated he or she can no longer perform any of his or her duties as a director.

How can I vote my shares without attending the meeting?

Whether you hold your shares directly as a registered shareholder or beneficially in street name, you may vote without attending the meeting. If you are a shareholder of record, you can vote your shares by granting a proxy via the Internet, over the telephone, or by mailing your signed proxy card. If you hold your shares in street name, your broker, bank, or other nominee will provide you with materials and instructions on voting your shares.

How do I vote my shares at the meeting?

To participate and/or vote at the virtual 2022 Annual Meeting, shareholders must pre-register for the meeting by 5:00 p.m. Eastern Time on March 8, 2022, at www.proxydocs.com/HURC using the control number found on their proxy card or their voting instruction form. Upon completing your registration, you will receive a confirmation email. Approximately one hour prior to the meeting start time, each pre-registered shareholder will receive an email containing a unique link that will allow that shareholder to access the virtual 2022 Annual Meeting, view the list of our shareholders of record, and vote at the virtual 2022 Annual Meeting.

Whether or not you plan to attend the virtual 2022 Annual Meeting via webcast, we urge you to vote and submit your proxy in advance of the meeting either via the Internet, by telephone, or by mail so that your vote will be counted if you later decide not to, or cannot, attend the meeting. Only shareholders who owned our common stock as of the close of business on January 14, 2022 and who pre-registered in advance of the deadline set forth above are entitled to attend the meeting.

What can I do if I change my mind after I submit my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) giving timely written notice of the revocation to our Corporate Secretary, (2) timely submitting a later-dated proxy via the Internet, by telephone, or by mail, or (3) attending the virtual meeting by webcast and voting in that forum if you have completed your pre-registration by the deadline noted above.

If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank, or other nominee holder. In the alternative, you may vote at the virtual 2022 Annual Meeting if you have completed your pre-registration by the deadline noted above and have obtained a “legal proxy” issued by your broker, bank, or other nominee as described above.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	FOR the election of the eight nominees as directors.

•	FOR the say-on-pay vote.

•	FOR the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan.

•	FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	FOR the election of the eight nominees as directors.

•	FOR the say-on-pay vote.

•	FOR the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan.

•	FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022.

What is the effect of the say-on-pay vote?

The say-on-pay vote is advisory and not binding on the Company, the Board, or the Compensation Committee. We could, if the Board or the Compensation Committee concluded it was in the Company’s best interests, choose not to follow or implement the outcome of the advisory vote. However, as was the case with the results of the say-on-pay vote at prior Annual Meetings of Shareholders, we expect that the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

What happens if additional matters are presented at the 2022 Annual Meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the 2022 Annual Meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our By-Laws.

Who will count the votes?

Our Corporate Secretary will count the votes.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting will be available for inspection by shareholders of record for five business days prior to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., Eastern Time, at our offices at One Technology Way, Indianapolis, Indiana 46268. If you would like to view the shareholder list, please contact our Corporate Secretary to schedule an appointment.

A list of shareholders entitled to vote at the 2022 Annual Meeting will also be available virtually during the meeting to those shareholders who have pre-registered by the deadline and are attending the virtual annual meeting.

Who pays for the cost of proxy preparation and solicitation?

We will pay the cost of preparing, assembling, and mailing this proxy statement and form of proxy. We will also request that banks, brokers, and other holders of record send the proxy materials to, and obtain proxies from, beneficial owners, and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Our directors, officers, and other employees may also solicit proxies personally by telephone, facsimile, electronic mail, personal contact, or otherwise. They will not be specifically compensated for doing so.

Can I receive future proxy statements and annual reports electronically?

Yes.  If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports, and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.  You may also contact our Transfer Agent, Computershare Investor Services, by calling (781) 575-2879 or toll-free at (877) 282-1169, or by writing:  Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000.  If your shares are held beneficially in street name, please contact your bank, broker, or other nominee and ask about the availability of electronic delivery.

Are you planning on making the proxy materials only available by Internet this year, unless paper copies are requested?

No.  Although many public companies mail a notice to their shareholders so they can provide proxy materials through the Internet, we have elected to use the “full set delivery” option and so are providing paper copies of proxy materials to all of our shareholders, unless otherwise previously requested by the shareholder.  Our proxy materials and Annual Report on Form 10-K are also available via the Internet at www.hurco.com/proxymaterials. We may decide not to use the “full set delivery” option in the future; however, you will still have the right to request a free set of proxy materials by mail.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently consists of eight members. The Board, acting on the recommendation of our Nominating and Governance Committee, has nominated the eight individuals identified below for election as directors. Each of the nominees is currently a director. No fees were paid to any third parties to identify or evaluate potential nominees. Unless authority is specifically withheld, the shares being voted by proxy will be voted in favor of each of these nominees. Each nominee who is elected will serve for a term of one year, which expires at our next Annual Meeting of Shareholders or such later date as his or her successor has been elected and qualified. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this proxy statement.

If any of these nominees becomes unable to serve, we expect that the persons named in the proxy will exercise their voting power in favor of such other person or persons as the Board may recommend. Each of the nominees has consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

Director Nominees

The names of the persons who are nominees for election and their current positions and offices with Hurco, if any, are set forth below. There are no family relationships among any of our directors or officers.

Nominees	Positions and Offices Held with Hurco
Thomas A. Aaro	Director

Michael Doar	Executive Chairman and Director

Cynthia Dubin	Director

Timothy J. Gardner	Director

Jay C. Longbottom	Director

Richard Porter	Director

Janaki Sivanesan	Director

Gregory S. Volovic	President, Chief Executive Officer, and Director

Thomas A. Aaro, age 64, has been a member of the Board since March 2015. From 2002 to 2017, Mr. Aaro was the founder and Managing Partner of BlueBlack LLC, an independent integrated/shopper marketing agency that provides strategic and promotional consulting, training, and implementation to consumer-packaged goods (“CPG”) companies, marketing agencies, marketing services, and digital marketing companies. Previously, he served as the Partner/Chief Executive Officer of Marketing Drive-MGR, an integrated promotional marketing agency and as Chief Marketing Officer/Consultant for a number of technology-oriented companies, including Supermarkets Online, a division of Catalina, a CPG internet savings site, and Wavetel, a startup wireless Internet Service Provider in North Carolina.

Mr. Aaro brings to our Board extensive knowledge of marketing and entrepreneurship. His over thirty years of experience leading marketing strategy for numerous CPG and technology companies and experience as an entrepreneur provides valuable insight to our Board.

Michael Doar, age 66, has been a member of the Board since 2000. Mr. Doar was elected Chairman of the Board and appointed our Chief Executive Officer (“CEO”) in fiscal 2001 – a position he held until March 2021, when he transitioned to the role of Executive Chairman. Mr. Doar also served as our President from November 2009 to March 2013. Prior to joining Hurco, Mr. Doar served as Vice President of Sales and Marketing of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International, an international engineering and machine tool systems business, having previously held various management positions with Ingersoll International from 1989. Mr. Doar also serves as a director of Twin Disc, Incorporated, a manufacturer of marine and heavy duty off-highway power transmission equipment.

Mr. Doar led Hurco for more than twenty years. As our current Executive Chairman and former CEO, Mr. Doar brings to our Board his in-depth knowledge of our business, strategy, people, operations, competition, and financial position.

Cynthia Dubin, age 60, has been a member of the Board since March 2019. Ms. Dubin is an experienced chief financial officer and board director. In February 2019, Ms. Dubin was appointed to the board of the U.K. Competition and Markets Authority (“CMA”) and is currently the Chair of its Nominations Committee and Audit and Risk Assurance Committee. The CMA is a non-ministerial government department in the United Kingdom, responsible for strengthening business competition and preventing and reducing anti-competitive activities. Ms. Dubin served as the CFO of Pivot Power LLP, an emerging leader in power storage and electric vehicle infrastructure in the U.K., from August 2018 to March 2019. Ms. Dubin was also the CFO for JKX Oil & Gas Ltd. from 2011 to 2016 and CFO for Canamens Ltd. from 2006 to 2011. These companies were London Stock Exchange listed and private equity-backed oil and gas exploration and production companies, respectively. Additionally, Ms. Dubin was European CFO for Edison Mission Energy, a builder, owner, and operator of large-scale power generation projects, and started her career as a project finance banker with Irving Trust Company. From 2015 to September 2020, she served on the Board of Directors of Babcock & Wilcox Enterprises, Inc., an New York Stock Exchange-listed global provider of advanced energy and environmental technologies and services for the power and industrial markets with operations, subsidiaries, and joint ventures worldwide. During her service, she served as the Chair of its Audit and Finance Committee and a member of its Governance Committee. Since September 2020, Ms. Dubin has served as a director for Synthomer plc, a publicly-traded chemicals manufacturer specializing in aqueous polymers, and is the Chair of its Audit Committee and a member of its Remuneration and Nomination Committees. Since December 2020, Ms. Dubin has also served as a director for ICE Futures Europe, an exchange for futures and options contracts for crude oil, interest rates, equity derivatives, natural gas, power, coal, emissions, and soft commodities, and is a member of its Audit Committee. Ms. Dubin became a director and Chair of the Audit Committee and member of the Compensation Committee for Franchise Group, Inc. in May 2021. Franchise Group is a holding company for a franchising platform for an increasingly diverse collection of market-leading and emerging brands.

Ms. Dubin brings to our Board thorough knowledge and understanding of complex international corporate finance, mergers and acquisitions, capital markets, and risk management and oversight.

Timothy J. Gardner, age 66, has been a member of the Board since March 2017. Since 2016, Mr. Gardner has been the Managing Director of Akoya Capital, responsible for leading Akoya’s industrial product sector. Since 2015, Mr. Gardner also has been serving as a Senior Advisor for Pritzker Private Capital (“Pritzker”) and a board member of LBP Manufacturing, a packaging company acquired by Pritzker. From 2009 to 2014, Mr. Gardner served as the Executive Vice President of Illinois Tool Works (“ITW”) and led ITW’s consumer products segment, a $1.6 billion business focused on packaging and specialty decorating. Between 1997 and 2009, Mr. Gardner held various leadership positions within ITW. Mr. Gardner also serves on the boards of multiple not-for-profit organizations and is a member of the Audit Committee for the Keep America Beautiful organization located in Stamford, Connecticut.

Mr. Gardner brings to our Board extensive leadership experience in industrial and international manufacturing operations, as well as extensive knowledge and experience in finance and acquisitions and divestitures. During his tenure at ITW, Mr. Gardner led ten acquisitions and four divestitures and managed multiple division and group financial controllers.

Jay C. Longbottom, age 68, has been a member of the Board since March 2015. Mr. Longbottom is currently an Operating Partner of the BERKS Group, a privately held investment initiative, a position he has held since 2018. Previously, from 2013 to 2017, Mr. Longbottom was CEO of Robert Family Holdings (“RFH”), a privately-held company that manages a portfolio of specialty manufacturers, was a board member of RFH from 2008 to 2017, and served as RFH’s Audit Committee Chair from 2008 to 2013. For one year prior to his RFH tenure, Mr. Longbottom served as CEO of Trostel, LLC, a rubber products company. Additionally, from 2002 to 2012, Mr. Longbottom was an executive of Haldex AB, a Swedish publicly-traded company that provides proprietary and innovative solutions to improve safety, vehicle dynamics, and environmental sustainability in the global commercial vehicle industry. Mr. Longbottom served as the CEO and President of Haldex AB from 2011 to 2012. Prior to 2011, he was the Executive Vice President and Head of the Commercial Vehicle Systems Division and the President of the Hydraulics Division of Haldex Group.

Mr. Longbottom brings to our Board significant knowledge in finance, mergers and acquisitions, and international manufacturing operations. His experience as a CEO of a Swedish publicly-traded company is especially relevant to understanding regulations and capital market requirements. Mr. Longbottom also currently serves as a director of two privately-held companies, was a director of RFH for nine years, and has served as a director of a number of international companies.

Richard Porter, age 66, has been a member of the Board since 2012. Mr. Porter has managed a private equity portfolio of manufacturing companies since 2007. Previously, he was President of CB Manufacturing, a cutting tool company, and President of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International.

Mr. Porter brings to our Board extensive experience in the machine tool industry, particularly in product and contract manufacturing. Mr. Porter also has experience serving on the boards of a number of private companies with annual revenues ranging from approximately $40 million to $480 million.

Janaki Sivanesan, age 50, has been a member of the Board since 2008. Ms. Sivanesan is a practicing attorney and founding principal of a private equity firm focused on middle-market investments.  She previously served as a partner at a large, New York law firm.  She was admitted to the bars of the States of New York and Georgia in 2007 and 1996, respectively.  Since 2020, Ms. Sivanesan has also served as a director of Essential Properties Realty Trust, Inc., a publicly-traded real estate investment trust that acquires, owns, and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. Ms. Sivanesan has experience in a wide range of corporate transactions, from mergers and acquisitions to corporate finance, including private debt, equity investments, and venture capital transactions.  Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing and is particularly knowledgeable with respect to business operations in India. Ms. Sivanesan served as the General Counsel and Chief Compliance Officer of Hayfin Capital Management, LLC (formerly known as Kingsland Capital Management, LLC), from 2011 to 2018, and has been self-employed as an attorney in private practice since 2009.

Ms. Sivanesan provides to the Board and Audit Committee thorough knowledge and understanding of complex legal and capital markets transactions, as well as corporate mergers and acquisitions.

Gregory S. Volovic, age 58, has been a member of the Board since March 2019. He has been employed by us since March 2005, was appointed as our President in March 2013, and served as our Chief Operating Officer from March 2019 until he was appointed as our CEO in March 2021. Mr. Volovic oversees all of Hurco’s operations, including worldwide sales, service, end-to-end management of research and development, new product development activities, and operational initiatives. He has held various positions within Hurco, most recently Executive Vice President, Software and Engineering, before becoming President in 2013. Prior to joining Hurco, Mr. Volovic led the advanced manufacturing equipment development program for the CRT division of RCA/Thomson and the worldwide development of Information Technology (IT) and E-business/Knowledge Management technologies. He also held various positions within Thomson, including Director of E-Business, Engineering, and Information Technology. Mr. Volovic started his career as a software developer for Unisys Corporation, where he was a Linux programmer. Mr. Volovic also serves on the board of a privately held company and is a board member of the Association of Manufacturing Technology (AMT).

Mr. Volovic brings to our Board his significant knowledge of the machine tool industry, as well as his experience and understanding of our technologies, product development, business strategies, people, and operations. Mr. Volovic also provides leadership and vision for the development and execution of our strategic plans and the achievement of our business goals and objectives.

Board Diversity, Director Experience and Qualifications, and Board Composition

While neither the Board nor the Nominating and Governance Committee has a formal written policy regarding director diversity, each body considers the diversity of backgrounds and experience when selecting nominees for director election and in evaluating Board composition and performance. Not only has this informal approach to the promotion of diversity resulted in a group of director nominees that we believe to be individuals of substantial accomplishment with demonstrated leadership capabilities, but, as indicated in the charts below, it has also resulted in a group of director nominees possessing diversity of thought, perspective, experience, and backgrounds.

Director Experience & Qualifications
	Thomas A. Aaro	Michael Doar	Cynthia Dubin	Timothy J. Gardner	Jay C. Longbottom	Richard Porter	Janaki Sivanesan	Gregory S. Volovic
Public Company Board		X	X				X
Public Company Executive		X	X	X	X			X
Manufacturing Industry	X	X	X	X	X	X		X
International Business / Global Operations		X	X	X	X	X	X	X
Risk Management	X	X	X				X
Financial Analysis / Accounting	X	X	X	X	X	X	X
Information Technology								X
Project Management	X	X	X	X	X	X		X
Environmental Sustainability		X	X	X	X
Sales & Marketing	X	X	X	X	X	X	X	X
Supply Chain / Logistics	X			X	X	X		X
Strategic Planning	X	X	X	X	X	X	X	X
Government Relations, Public Policy or Regulatory			X	X
Mergers & Acquisitions / Business Development		X	X	X	X	X	X	X
Talent Management		X		X	X	X		X

Board Composition
	Thomas A. Aaro	Michael Doar	Cynthia Dubin	Timothy J. Gardner	Jay C. Longbottom	Richard Porter	Janaki Sivanesan	Gregory S. Volovic
Gender Identity
Male	X	X		X	X	X		X
Female			X				X
Non-Binary
Did Not Disclose Gender
Demographic Background
African American or Black
Alaskan Native or Native American
Asian							X
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	X	X	X	X	X	X		X
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

In further demonstration of the value the Board places on diversity, it also considers the diversity of background and experience when appointing our executive officers. To that end, and as indicated in the chart below, our executive officer team is a diverse group of individuals representative of both Hurco’s global footprint and the communities in which we operate.

	Gregory S. Volovic	Michael Doar	Sonja K. McClelland	HaiQuynh Jamison	Jonathon D. Wright
Gender Identity
Male	X	X			X
Female			X	X
Non-Binary
Did Not Disclose Gender
Demographic Background
African American or Black
Alaskan Native or Native American
Asian				X
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	X	X			X
Two or More Races or Ethnicities			X
LGBTQ+
Did Not Disclose Demographic Background

The Board of Directors recommends a vote “FOR” each of the nominees for director.

CORPORATE GOVERNANCE

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board, and our Code of Business Conduct and Ethics, and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure

Our Board is currently led by our Executive Chairman, Mr. Doar. Mr. Doar has held this position since March 2021. Prior to transitioning to the role of Executive Chairman, Mr. Doar served as our Chairman and CEO since 2001. Therefore, he has experience in leading the Company through a range of changes in business environments and vast institutional knowledge about our business, industry, and people.

The Board regularly reevaluates our Board leadership structure and succession planning and may determine that a different leadership structure is appropriate in the future. The Board currently believes that it is most efficient and effective for an executive officer of the Company to serve as Executive Chairman of the Board. Assumption of the Chairman role by an executive officer facilitates continuous and broad Board access to, and communication with, the CEO, management team, and the Company’s outside advisors. It also promotes responsibility and accountability, effective decision-making, and a cohesive corporate strategy. Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel the Board is well qualified to evaluate our current and future needs and to assess how the capabilities of our senior management can be most effectively organized to meet those needs.

Our Board currently has six independent directors. We have three standing committees, and one of our independent directors serves as our Presiding Independent Director. The independent directors have designated Mr. Porter to serve as Presiding Independent Director. The Presiding Independent Director oversees executive sessions of the independent directors and plays an active role in setting Board agendas and facilitating interactions between the independent directors, on the one hand, and the full Board or management, on the other. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it as circumstances warrant. We believe that each of these measures counterbalances any risk that may exist in having Mr. Doar serve as both an executive employee of the Company and as Executive Chairman of the Board. For these reasons, our Board believes this leadership structure is effective for our company.

Board Role in Risk Oversight

Our Board regularly receives reports from our CEO and other members of our senior management team regarding areas of significant risk to us, including strategic, operational, financial, legal, regulatory, and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of counsel and other advisors, has established functions that focus on particular risks, such as legal matters, regulatory compliance, treasury management, research and development, supply chain, and quality control, and has developed a comprehensive and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy.  Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee.  The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting, and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer (“CFO”), external auditors, internal auditors, legal counsel, and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation, and material accounting changes or proposed audit adjustments that could affect our financial statements.  Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities.  The Audit Committee members, as well as all other directors, have access to our CFO, internal auditors, and any other member of our management for discussions between meetings, as warranted.  The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings

The Board has determined that each of our non-employee directors – Mr. Aaro, Ms. Dubin, Mr. Gardner, Mr. Longbottom, Mr. Porter, and Ms. Sivanesan – is “independent” as defined by the listing standards of The Nasdaq Stock Market (the market in which our common stock trades), or Nasdaq, and the director independence rules of the Securities and Exchange Commission, or SEC.  The Board has affirmatively determined that none of the persons who served as independent directors during fiscal 2021 has any relationship with us that would impair their independence.

Directors are expected to attend Board meetings, meetings of committees on which they serve, and our Annual Meeting of Shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board held five meetings during fiscal 2021. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during fiscal 2021. Except for Mr. Cruickshank, all incumbent directors and director nominees, as of that date, attended our 2021 Annual Meeting of Shareholders.

Board Committees and Committee Meetings

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The members of the committees, as of the date of this proxy statement, are identified in the following table.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Thomas A. Aaro		X	X
Michael Doar
Cynthia Dubin	X
Timothy J. Gardner		Chair
Jay C. Longbottom		X	X
Richard Porter	X		Chair
Janaki Sivanesan	Chair
Gregory S. Volovic

Audit Committee

The Audit Committee oversees our accounting, financial reporting, and internal audit activities. It appoints our independent registered public accounting firm and meets with that firm, our internal audit team, and our CFO to review the scope, cost, and results of our annual audit and to review our internal accounting controls, policies, and procedures. The Report of the Audit Committee is included on page 66 of this proxy statement.

All members of the Audit Committee are “independent” as such term is defined for audit committee members under the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each of Ms. Dubin and Ms. Sivanesan qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

The Audit Committee held six meetings during fiscal 2021.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

Compensation Committee

The Compensation Committee reviews and recommends to the Board the compensation of our officers and managers and guidelines for the general wage structure of our entire workforce. The Compensation Committee also oversees the administration of our employee benefit plans and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. In determining the compensation of the executive officers other than our CEO and Executive Chairman, the Compensation Committee considers the recommendations of the CEO. The Report of the Compensation Committee is included on page 36 of this proxy statement.

All members of the Compensation Committee are “independent” as such term is defined for compensation committee members under the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act.

The Compensation Committee held four meetings during fiscal 2021.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was, at any time during fiscal 2021 or at any other time before fiscal 2021, an officer or an employee of the Company. In addition, none of the members of the Compensation Committee were involved in a relationship requiring disclosure as an interlocking executive officer or director under Item 407(e)(4) of Regulation S-K of the Exchange Act.  None of our executive officers served as a member of the Compensation Committee at any time during or before fiscal 2021.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board by identifying individuals qualified to become Board members, maintains our Corporate Governance Principles and Code of Business Conduct and Ethics, leads the Board in an annual self-evaluation, recommends members and chairs for each standing committee, and determines and evaluates succession plans for our CEO.

All members of the Nominating and Governance Committee are independent directors as defined by Nasdaq rules.

The Nominating and Governance Committee held four meetings during fiscal 2021.

The Nominating and Governance Committee is responsible for identifying potential Board members or nominees. The Nominating and Governance Committee does not have a formal written policy regarding the consideration of diversity in identifying nominees for directors. It does, however, consider the diversity of backgrounds and experiences of director candidates when identifying director nominees and evaluating the Board’s composition and performance. The Nominating and Governance Committee also examines the following qualifications and skills of director candidates, among other things: their business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, and the needs of the Board for certain skills or experiences. The Nominating and Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

The Nominating and Governance Committee will consider candidates for director who are recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Corporate Secretary at One Technology Way, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service and contact information for the shareholder and the candidate.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Governance Committee must comply with the advance notice and informational requirements set forth in our By-Laws, which are more fully explained later in this proxy statement under “Shareholder Proposals for our 2023 Annual Meeting.”

The Nominating and Governance Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention. The process for communicating with the Board is set forth in our Corporate Governance Principles, which are available on our website at www.hurco.com/investors under “Corporate Governance.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC and Nasdaq. Such persons are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, and written representations from certain reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, during our fiscal year ended October 31, 2021, all of our executive officers, directors, and greater than 10% beneficial owners complied with all filing requirements under Section 16(a), except as described immediately below.

On Saturday, January 2, 2021, and Sunday, January 3, 2021, certain outstanding restricted stock awards for each of Mr. Doar, Ms. McClelland, and Mr. Volovic vested, resulting in the following amount of shares being withheld to satisfy these officers’ respective tax obligations with respect to the vested portion of the underlying awards: (1) for Mr. Doar, 2,157 shares on January 2, 2021, and 708 shares on January 3, 2021; (2) for Ms. McClelland, 1,207 shares on January 2, 2021, and 282 shares on January 3, 2021; and (3) for Mr. Volovic, 1,391 shares on January 2, 2021, and 423 shares on January 3, 2021. However, due to an administrative error related to the underlying awards’ weekend vesting dates, the Form 4s reporting such tax withholding dispositions were not filed on behalf of these individuals until January 6, 2021 – one day late with respect to such tax withholding dispositions under applicable beneficial ownership reporting rules. The Form 4 filed on behalf of each such executive was only late with respect to the transactions specifically referenced above.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, executive officers, and employees, including our principal executive officer and principal financial officer. If we grant any waiver to the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of such waiver in a Current Report on Form 8-K that we will file with the SEC or on our website at www.hurco.com/investors under “Corporate Governance.” A copy of the Code of Business Conduct and Ethics is available on our website at www.hurco.com/investors under “Corporate Governance.” We will disclose any amendments or updates to our Code of Business Conduct and Ethics by posting such amendments or updates on our website.

Environmental, Social, and Governance Matters

Our Board has adopted an Environmental, Social, and Governance Policy (the “ESG Policy”), which is both set forth immediately below and available on our website at www.hurco.com/investors under “Corporate Governance.”

Hurco Companies, Inc. (“Hurco,” “we,” “us,” or “our”) believes that: (1) business, at its best, serves the public good, improves the quality of people’s lives, and leaves the world a better place; (2) it is an inherent and critical component of sound corporate citizenship to be responsive to environmental, social, and governance-related (“ESG”) matters that directly impact our business, industry, stakeholders, and the communities in which we operate; (3) as a global, industrial technology company, we are in a unique position to help address a variety of ESG issues; and (4) profitable growth and meaningful responsiveness to ESG matters are not mutually exclusive.

Accordingly, Hurco is committed to being responsive to ESG matters that are important to our business and stakeholders, including our customers, employees, shareholders, business partners, and the communities in which we operate. We are dedicated to operating our business with integrity; being responsible fiscal and environmental stewards; maintaining a diverse, inclusive, and caring culture with an emphasis on employee safety, development, and wellbeing; and having strong corporate governance practices that foster principled actions, informed and effective decision-making, appropriate monitoring of our compliance and performance, and accountability. To that end, our Board of Directors has direct oversight of our ESG strategy and its implementation.

We believe Hurco’s approach in addressing ESG matters should be thoughtful, proactive, practical, and risk-based – with priority given to ESG issues that are both material to our business and otherwise aligned with our corporate strategies. Through our business activities, we want to be economically successful and create value for society. In that regard, Hurco will strive to evaluate and respond to ESG issues in a manner that is intended to create long-term value both for our stakeholders and for our business. More specifically, we will aim to focus on ESG initiatives that we believe are the most impactful to both and that will make Hurco a better company.

Our Board has direct oversight over ESG matters pertaining to the Company. In addition, the Charter of the Nominating and Governance Committee requires that committee to periodically review the Company’s environmental, social, and sustainability programs, initiatives, and policies, and such committee may make recommendations to the Board and/or our management regarding the same, to the extent the committee determines such recommendations are justified, in each case after taking into account the interests of all of the Company’s stakeholders, including shareholders. A copy of the charter of the Nominating and Governance Committee is available on our website at www.hurco.com/investors under “Corporate Governance.”

We also believe that all companies have a responsibility to respect human rights. In recognition of the foregoing, our Board has adopted a Human Rights Policy representing the Company’s public expression of (1) its commitment to respect internationally recognized fundamental human rights standards and (2) its belief that all human beings should be treated with dignity, fairness, and respect. A copy of the Company’s Human Rights Policy is available at our website at www.hurco.com/investors under “Corporate Governance.”

Through our Supplier Code of Conduct, we communicate our expectation that our suppliers, vendors, and other supply chain partners adhere to certain standards related to corporate integrity, fair and ethical business practices, responsible product sourcing, and the safety and wellbeing of workers across our global supply chain. A copy of our Supplier Code of Conduct is also available on our website at www.hurco.com/investors under “Corporate Governance.”

Below are just a few representative examples demonstrating Hurco’s commitment to ESG matters:

•	Commitment to fostering a strong corporate culture that promotes high standards of ethics and compliance for our businesses, including policies that set forth principles to guide employee, officer, director, and vendor conduct, such as our Code of Business Conduct and Ethics, ESG Policy, Human Rights Policy, and Supplier Code of Conduct.

•	Commitment to the development, training, and maintenance of a skilled manufacturing and machinist workforce to support advancements in manufacturing technology and the industries it serves, including the donation and/or consignment of our products and software to educational organizations, trade schools, or other public-private partnerships. For example, in 2020, we created and implemented the Hurco Apprenticeship Program, a robust advanced manufacturing apprenticeship program aimed at educating and training the next generation of skilled machinists, advanced manufacturing skilled labor, and automation specialists.

•	Maintenance of a whistleblower policy providing for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors, or vendors and the provision of training and education to our global workforce with respect to our Code of Business Conduct and Ethics and anti-corruption and anti-bribery policies.

•	Commitment to the development and fair treatment of our global workforce, including generous healthcare and benefit programs for our employees, equal employment opportunity hiring practices and policies, anti-harassment, workforce safety, and anti-retaliation policies, and tuition-reimbursement for qualifying continuing educational expenses.

•	Fostering environmental awareness and education, including evaluating our products and supply chain for conflict minerals and holding our suppliers to high quality standards, our Code of Business Conduct and Ethics and our Supplier Code of Conduct.

•	Developing software, hardware, and product design enhancements that have the potential to reduce the amount of power or energy required by end users to produce parts. More specifically, our software enhancements, such as UltiMotion, and product design changes have significantly reduced the amount of power required by a Hurco machine tool to produce similar parts over time. By way of example, an internal Hurco study found that, assuming consistent levels of part geometry, finishing, and quality for the same production operation, a 2021 VMX42 requires approximately 28% less power (i.e., 7,049 kWh/a) than a 2011 VMX42 (i.e., 9,756 kWh/a) to produce the same part.

•	Commitment to provide safe and high-quality products and services that meet customer and regulatory requirements and to demonstrate continuous improvement, including ISO 9001 certification.

•	Commitment to an inclusive and diverse workforce and environment that is representative of our global footprint and the communities in which we operate at all levels of the organization, including the composition of our Board, our executive officers, managerial positions, and global workforce. See section titled “Proposal 1. Election of Directors” for more information about the diversity of our Board and executive officers.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the 2022 Annual Meeting is the advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion following the compensation tables), also known as the say-on-pay vote. Consistent with the preference expressed by shareholders at the 2011 and 2017 Annual Meetings of Shareholders, we have been conducting say-on-pay votes on an annual basis.

The Compensation Discussion and Analysis beginning on page 19 of this proxy statement describes our executive compensation program, in detail, and explains the philosophy of the program, the elements of compensation, and the factors considered by the Compensation Committee in determining the compensation of our named executive officers during fiscal 2021.

From 2014 through 2019, votes cast in favor of the Company’s annual say-on-pay vote ranged from 97% to 99%. Although the 81% approval rating received in 2020 was a notable decrease from historical approval levels, after a careful evaluation of our compensation policies and practices with the Company’s independent compensation consultant, the Compensation Committee determined that our overall executive compensation program structure was generally aligned with prevailing market practices and met shareholders’ expectations. Nevertheless, in consideration of the extraordinary challenges presented by the COVID-19 pandemic, the continually evolving roles and responsibilities of the senior executive team, and input from management, the Compensation Committee made several decisions regarding executive compensation for fiscal 2020 and 2021 to manage overall program costs during that uncertain time. Please see the section below in the Compensation Discussion and Analysis titled “Compensation Decisions for Fiscal 2021.” The Compensation Committee believes that at least partially in response to those actions, and based upon the shareholders’ assessment of our executive compensation program at the time, approximately 99% of the votes cast on the annual say-on-pay vote at our 2021 Annual Meeting of Shareholders were voted to approve the proposal. Based on the foregoing, the Compensation Committee continues to believe that our executive compensation program is well aligned with prevailing market practices and meets shareholders’ expectations.

Accordingly, the Board of Directors recommends that our shareholders vote FOR the following resolution at the 2022 Annual Meeting:

“Resolved, that the compensation paid to Hurco Companies, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is approved.”

Because it is advisory, the results of the say-on-pay vote are not binding upon the Board or the Compensation Committee. However, as was the case with the results of the say-on-pay vote at prior Annual Meetings of Shareholders, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section and the tables that follow it provide information regarding our compensation program and practices as they relate to our CEO, CFO, and three other executive officers identified in the Summary Compensation Table on page 38 and are referred to as the “named executive officers” in this analysis. We currently do not have any executive officers who are not also named executive officers.

The responsibilities of the Compensation Committee of the Board (referred to as the Committee in this section) include administering our compensation programs and approving or ratifying all compensation-related decisions for the named executive officers.

Philosophy

The goals of our executive compensation program are to foster the creation of shareholder value while, at the same time, motivating and retaining managerial personnel. Our executive compensation program has been designed to hold executives accountable for the financial and operational performance of the Company, as well as reflecting the value of the Company’s stock. Therefore, a substantial amount of an executive’s compensation is at risk and tied to the performance of the Company on both a short-term and long-term basis. Our compensation program includes the use of Company common stock and stock ownership guidelines that serve to align the interests of our executives with the interests of our shareholders. Our compensation program is designed to reward executives at levels comparable to our peers to promote fairness and success in attracting and retaining executives. We believe that our compensation program does not promote excessive risk-taking and various elements of our policies that are in place (such as capped incentive opportunities, use of capital return metrics, stock ownership guidelines, recoupment policies, and governance processes) serve to mitigate excessive risk. Any written employment agreements with our named executive officers that provide for a change in control severance benefit have a “double-trigger” (i.e., requires both a change in control and termination of the executive’s employment in order to receive that benefit).

Fiscal 2021 Overview

We are an industrial technology company that designs, produces, and sells computerized machine tools. Our strategic plans focus on market expansion to reach more customers with more products on a global basis. We have made five acquisitions since 2013, and the products we have added through these acquisitions have provided more advanced products with significant improvements in our machine tool accuracy and precision, allowed us to seek higher productivity in complex manufacturing environments, provided automation for machine tending solutions, and reduced dependencies associated with volatilities from economic and geographic cyclicality. While the Hurco-branded computer control systems have been, and continue to be, our premium flagship product line, we have added other products to our portfolio that provide product diversity and market penetration opportunity in a variety of different industries, and at different price points. We have not changed our overall strategy to design, manufacture, and sell a comprehensive line of computerized machine tools; rather, we have enhanced this strategy through growth both organically and through acquisitions to attain long-term stability and profitability.

During fiscal 2021, our sales and service fees were $235.2 million, an increase of $64.6 million, or 38%, compared to fiscal 2020 and included a favorable currency impact of $7.7 million, or 5%, when translating foreign sales to U.S. dollars for financial reporting purposes. For fiscal 2021, Hurco reported net income of $6.8 million, or $1.01 per diluted share, compared to a net loss of $6.2 million, or $(0.93) per diluted share, for fiscal 2020. During fiscal 2021, sales increased year-over-year for all product brands and in all regions as countries began to lift the government-mandated COVID-19 stay-at-home orders or other similar operating restrictions put in place in fiscal 2020. The net loss for fiscal 2020 included a one-time $4.9 million non-cash goodwill impairment charge attributable primarily to the then prolonged ongoing uncertainty in the global markets due to the COVID-19 pandemic.

Fiscal 2021 Leadership Transitions and Management Succession Planning

In March 2021, we announced that, in connection with our long-term succession planning strategy, Michael Doar would transition from the role of CEO to the position of Executive Chairman. In that capacity, Mr. Doar has continued to serve as an executive officer and director of the Company and has focused on growth and acquisition plans; corporate governance and sustainability; board development and engagement; managerial succession planning; and other high-level strategic initiatives. In connection with Mr. Doar’s transition to Executive Chairman, the Board appointed Gregory S. Volovic (then President and Chief Operating Officer) as the Company’s President and CEO.

Also in March 2021, the Board appointed HaiQuynh Jamison as the Company’s Corporate Controller. In that capacity, Ms. Jamison has since served as our principal accounting officer. At that time, we also announced that Jonathon D. Wright, then the Company’s General Counsel and Assistant Secretary, had been appointed General Counsel and Corporate Secretary. Ms. McClelland, who was the Company’s principal accounting officer and Corporate Secretary immediately prior to such appointments, has continued to serve in her roles as Executive Vice President, Treasurer, and CFO.

Because Ms. Jamison and Mr. Wright did not become executive officers until March 2021, for fiscal year 2021, they participated in a non-named executive officer compensation program for other managerial and key employees of the Company. Ms. Jamison and Mr. Wright will participate in the Company’s named executive officer executive compensation program for fiscal year 2022. See “Compensation Decisions for Fiscal Year 2022.”

The Committee did not make any base salary adjustments in March 2021 in connection with the leadership and role changes described above. As discussed further below under “Compensation Decisions for Fiscal 2021 – Base Salaries,” the Committee established new annual base salaries for the named executive officers that became effective in late May 2021, following a reassessment of business and macroeconomic conditions in relation to the pandemic. In connection with its determination of base salary adjustments for fiscal 2022, the Committee considered the market competitive ranges for the new respective roles and responsibilities of Mr. Volovic, Mr. Doar, Ms. Jamison, and Mr. Wright, as well as other factors, as described below under “Compensation Decisions for Fiscal 2022 – Base Salaries.”

We believe the overall construct of our executive compensation programs and practices, in addition to strong management and internal communication, have contributed to the ability to have successful internal succession planning over the past year.

Alignment of Executive Pay-for-Performance

The compensation program for our named executive officers is designed to provide competitive pay opportunities while aligning the incentive compensation realized by our named executive officers with the interests of our shareholders – by linking pay with Company and stock performance. The Committee regularly reviews the alignment of the Company’s performance with its compensation to named executive officers and annually engages its independent compensation consultant to provide reports comparing such alignment to that of its peers.

In January 2021, the Committee approved the following four types of incentive compensation opportunities for named executive officers as of that date, which are intended to align their pay with Company and individual performance:

•	cash award opportunities under the short-term incentive compensation plan based on the Company’s operating income margin for fiscal 2021 and strategic objectives set for fiscal 2021;

•	restricted shares that vest in equal installments over three years;

•	performance stock units (“PSUs”) that will be earned based on the Company’s average return on invested capital, or ROIC, for fiscal years 2021 through 2023; and

•	PSUs that will be earned based on the Company’s total shareholder return, or TSR, relative to companies in the established 2021 peer group, for fiscal years 2021 through 2023.

The incentive compensation realized by our named executive officers (excluding Ms. Jamison and Mr. Wright) related to fiscal year 2021 consisted of:

•	cash awards earned and paid based on fiscal 2021 operating income margin and achievement of strategic objectives set for certain of the named executive officers for fiscal 2021;

•	the vesting in 2021 of a portion of the restricted shares granted in fiscal years 2018, 2019 and 2020;

•	PSUs granted in fiscal 2019 that were earned based on the Company’s average ROIC for fiscal years 2019 through 2021; and

•	PSUs granted in fiscal 2019 that were earned based on the Company’s TSR performance, relative to companies in the established peer group, for fiscal years 2019 through 2021.

During fiscal 2020 and 2021, the Committee engaged Pay Governance, LLC (“Pay Governance”), its independent compensation consultant, to assess whether pay and performance were aligned for our CEO over the immediately preceding three-year and five-year fiscal periods. The Committee believes realizable pay-for-performance assessments provide the Committee and investors an alternative view of pay-for-performance alignment based on compensation actually earned relative to actual Company performance. The assessments considered our CEO’s “total realizable compensation” (as defined below), as well as certain key Company performance metrics, relative to those of our peer group.

“Total realizable compensation” is defined as (1) base salary paid over the period; (2) actual bonus earned and paid during the period; (3) the aggregate current value of restricted stock or restricted stock unit grants made during the period; (4) the aggregate in-the-money value of stock option grants made during the period; (5) the actual payouts of performance-based equity awards with performance periods beginning and ending during the period; and (6) the estimated payout for performance-based equity awards that were granted during the period but remained unvested at its conclusion. Total realizable compensation for our CEO was calculated in the same manner as for the CEOs of our peer group companies.

In defining the Company’s performance relative to peers, the assessments used the following indicators: (1) operating income margin – a measure of profitability used in the Company’s annual incentive plan; (2) ROIC – a measure of capital efficiency used in the Company’s long-term incentive plan; and (3) TSR – a measure of shareholder value creation used in the Company’s long-term incentive plan. In developing a composite performance ranking, the assessments average the Company’s percentile rank for each performance metric relative to its peer group for compensation purposes based on their most recent fiscal year-end.

The result of the assessments indicated that (1) our CEO’s three-year total realizable compensation for fiscal years 2018 through 2020 was positioned at the 47th percentile of our peer group, which was strongly aligned with Hurco’s composite performance over the same period, which ranked at the 37th percentile; and (2) our CEO’s five-year total realizable compensation for fiscal years 2016 through 2020 was positioned at the 51st percentile, which is strongly aligned with Hurco’s composite performance over the same period, which ranked at the 43rd percentile.

Based on the results of the above-referenced realizable pay-for-performance assessments, the Committee believes the Company’s executive compensation program continues to have a strong pay-for-performance orientation, namely attributable to setting rigorous financial performance goals within the annual and long-term plans; using incentive metrics that align with shareholder value creation; and using a pay mix that is largely focused on variable compensation remaining at risk based on Company performance.

Alignment of Current Executive Pay-for-Performance and Impact of the COVID-19 Pandemic

During fiscal 2020, the Company experienced reduced demand resulting from extraordinary uncertainty associated with the COVID-19 pandemic, including business disruptions from government-mandated stay-at-home or shelter orders in many of the largest machine tool markets in the world. Despite the Company’s ability to achieve certain strategic objectives and maintain a strong balance sheet during this period – improving its cash position, supporting global operations, executing a stock repurchase program, and continuing its cash dividend program, all without incurring indebtedness – the reduced demand and changes in the business macroenvironment had a negative impact on the Company’s fiscal 2020 financial performance.

The Committee believes that the impact to compensation realized by the named executive officers during this period also indicates a strong pay-for-performance alignment between the Company’s executive compensation program and Company performance. More specifically, as further described in “Compensation Decisions for Fiscal 2021” below and the Company’s proxy statement for its 2021 Annual Meeting of Shareholders, the Committee recognized the following impacts to executive pay based, at least in part, upon the Company’s fiscal 2020 and 2021 performance: (1) delayed increases in base salaries for named executive officers for fiscal 2021; (2) no bonuses payable to the named executive officers under their 2020 short-term incentive compensation arrangements and/or under the non-named executive officer discretionary bonus program, as applicable, despite their attainment of certain strategic objectives – some previously-established as part of the short-term incentive compensation arrangement and others critically important that were established during the year as a result of extremely challenging business, political, and public health environments; (3) no PSUs – TSR or PSUs – ROIC payable to the named executive officers under their respective 2018 long-term incentive compensation arrangements for the three-year performance period ending October 31, 2020, even though that performance period also included a record revenue year and two years of historically high earnings per share; (4) a decrease of approximately 33% in the 2021 grant value of the CEO’s total long-term incentive award; and (5) no PSUs – TSR or PSUs – ROIC payable to the named executive officers under their respective 2019 long-term incentive compensation arrangements for the three-year performance period ending October 31, 2021. The Committee also recognized that these impacts on executive pay are likely amplified by the fact that (1) the named executive officers’ base salary is positioned at or slightly below market, based on assessments conducted by its independent compensation consultant, and (2) a large percentage of the named executive officers’ total target compensation is both at-risk and performance-based. See “Compensation Decisions for Fiscal 2021” for further information.

Consideration of Say-on-Pay Votes

From 2014 through 2019, votes cast in favor of the Company’s annual say-on-pay vote ranged from 97% to 99%. Although the 81% approval rating received in 2020 was a notable decrease from historical approval levels, after a careful evaluation of our compensation policies and practices with the Company’s independent consultant, the Committee determined that our overall executive compensation program structure was generally aligned with prevailing market practices and met shareholders’ expectations. Nevertheless, in consideration of the extraordinary challenges presented by the COVID-19 pandemic, the continually evolving roles and responsibilities of the senior executive team, and the input from management, the Committee made several decisions regarding executive compensation for fiscal 2020 and 2021 to manage overall program costs during that unprecedented time. Please see the section below titled “Compensation Decisions for Fiscal 2021.” The Compensation Committee believes that at least partially in response to those actions, and based upon the shareholders’ assessment of our executive compensation program at the time, approximately 99% of the votes cast on the annual say-on-pay vote at our 2021 Annual Meeting of Shareholders were voted to approve the proposal. Based on the foregoing, the Compensation Committee continues to believe that our executive compensation program is well aligned with prevailing market practices and meets shareholders’ expectations.

Elements of Compensation

The compensation package under our named executive officer compensation program consists primarily of a base salary, short-term incentive compensation, and long-term incentive compensation. As part of the Committee’s continuous effort to strengthen the executive compensation program, the Committee annually engages its independent compensation consultant, Pay Governance, to conduct a competitive market assessment for each executive position using publicly-available data from the Company’s applicable peer group and executive compensation surveys. In addition, the Committee’s compensation consultant also provides reports and assessments on changes in executive compensation programs, generally, and executive compensation within comparable industries, specifically, to evaluate trends and recommend changes to better align our executive compensation programs with similarly situated companies in comparable industries. The assessment focuses on the competitiveness of compensation delivered to each executive by compensation element (base salary, target annual incentive, target total cash compensation, expected value of long-term incentives, and target total direct compensation). The objectives of the assessment are to understand changes in market compensation from year to year, to analyze the competitiveness of current pay levels relative to the market, and to serve as an input for making compensation adjustments if necessary.

The charts below display the total compensation mix, based on actual compensation for fiscal 2021, for Mr. Volovic, Mr. Doar, and Ms. McClelland, the named executive officers that participated in our named executive officer compensation program for fiscal 2021. The chart on the left summarizes the breakdown of total compensation for these named executive officers fiscal 2021 among base salary, short-term incentive compensation, and long-term incentive compensation. The chart on the right summarizes the allocation of compensation mix for these named executive officers based upon fixed, time-based, and performance-based compensation for fiscal 2021. Historically, base salary has been targeted at approximately 25% of total compensation and the remaining 75% of compensation has been tied to short-term and long-term performance metrics, such as operating margin, total shareholder return, return on invested capital, or time-based vesting awards.

2021 Executive Compensation Mix

Base Salaries. Our industry is highly cyclical, and we believe that offering competitive base salaries is a key factor in attracting and retaining talent, particularly since our program places a significant proportion of executive compensation at-risk and tied to company performance. In deciding on the appropriate base salary for each named executive officer, the Committee takes into consideration the results of the most recent competitive market assessment, as well as the individual’s performance, his or her roles and responsibilities, related experience in those roles, and long-term executive succession planning strategies.

Short-Term Incentive Compensation. For the fiscal 2021 short-term incentive compensation arrangement, pursuant to the Hurco Companies, Inc. Cash Incentive Plan (“Cash Incentive Plan”), which was approved by shareholders at our 2016 Annual Meeting of Shareholders, the Committee selected the applicable performance measures, specified the performance goals based on those performance measures, and specified the method for calculating the amount payable to named executive officers if the performance goals are satisfied. Like the 2020 short-term incentive compensation plan, the 2021 arrangement provides for cash incentives tied to the achievement of targets for objective performance measures that are based on our fiscal 2021 operating income margin and certain strategic objectives for each participating named executive officer. The Committee determined to maintain operating income margin and strategic objectives as the performance measures for the short-term incentive compensation arrangement for fiscal 2022 under the Cash Incentive Plan, since the Committee believes those performance measures appropriately align executive compensation with Company and individual performance. See “Compensation Decisions for Fiscal 2022.”

Long-Term Incentive Compensation. The Company has a shareholder-approved plan that permits the Committee to grant several types of equity-based awards. The Committee believes that equity-based awards that include certain vesting requirements provide our executive officers with an ownership stake in the Company and promote executive retention. The Committee also believes that grants of restricted shares are an effective means to align the interests of executives more closely with those of our shareholders and that grants of PSUs directly link executive compensation with company performance. In fiscal 2021, the Committee awarded a combination of restricted shares and PSUs to the named executive officers participating in the named executive officer compensation program at that time, which have a three-year vesting or performance period, respectively. The Committee determined to also maintain the same general structure and metrics for the long-term incentive compensation awards for fiscal 2022. See “Compensation Decisions for Fiscal 2022.”

Stock Ownership Guidelines. Our Corporate Governance Principles include stock ownership guidelines for our executive officers and independent directors. The Committee is responsible for interpreting and reviewing compliance with the stock ownership guidelines as they relate to the executive officers. The Committee believes that the executive stock ownership guidelines align executives’ interests with those of shareholders through equity-based incentives and stock ownership guidelines that facilitate a culture of ownership. The guidelines provide that the executive officers are expected to acquire and maintain ownership of shares of our common stock (including unvested restricted stock awards) having an aggregate market value that is at least equal to five times annual base salary for the CEO, three times annual base salary for the President, if separate from the CEO role, and two times annual base salary for the CFO and other executive officers. The executive officers are expected to retain ownership of all net shares (shares of common stock acquired as a result of the exercise or vesting of equity incentive awards granted, reduced by any shares sold, tendered, or retained to pay exercise price or tax withholding requirements related to such awards) acquired with respect to awards granted under the Company’s equity incentive plans, until the requisite ownership has been achieved. If an executive officer fails to comply with the guidelines, the Committee may determine that such person is not eligible for awards under the Company’s equity incentive plan until such time as he or she is in compliance. Any shares of stock subject to pledges or security interests will not be considered as owned in determining compliance with the stock ownership guidelines.

Hedging Prohibitions. Our Corporate Governance Principles prohibit our executive officers and directors from hedging the economic risk of ownership of our common stock. More specifically, our Corporate Governance Principles contain the following prohibition against hedging and derivative transactions related to the Company’s securities:

“Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws. As a result, the Company’s directors and executive officers are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, collars, and other derivative securities with respect to the Company’s securities. This prohibition also extends to any hedging or similar transaction designated to decrease the risks associated with holding Company securities including ‘zero cost collars,’ variable prepaid forward contracts, equity swaps and exchange funds. Stock options, stock appreciation rights, other securities issued pursuant to a Company equity incentive plans or other compensatory arrangements with the Company, and broad-based index options, futures or baskets are not subject to this prohibition.”

Our Corporate Governance Principles can be accessed through our website at: www.hurco.com/investors under “Corporate Governance.”

Medical, Disability and Life Insurance. All full-time employees, including the named executive officers, are eligible to participate in insurance benefits coverage to help manage the financial impact of ill health, disability, and death. In addition, our named executive officers are provided supplemental disability benefits, and our Executive Chairman is also provided a split-dollar life insurance benefit.

Retirement Benefits. We sponsor a 401(k) plan in which all full-time employees are eligible to participate. The purpose of the plan is to provide an incentive for employees to save for their retirement income needs and to assist in our attraction and retention of employees. Our named executive officers participate in the 401(k) plan on the same basis as other eligible employees. We currently match 100% of the first 6% of a participant’s annual earnings that he or she contributes, up to the maximum permitted by law. We also maintain a deferred compensation program in which our named executive officers and other senior management employees may voluntarily participate. For additional information regarding the deferred compensation program, see “Nonqualified Deferred Compensation.”

Perquisites. The Committee believes that, even though the level of perquisites provided to the named executive officers is relatively minimal, perquisites are an integral component in establishing the competitiveness of our overall compensation program. Perquisites offered to the named executive officers include the use of company leased vehicles. For additional information regarding perquisites, see “Tabular Compensation Information.”

Employment Agreements

We have employment agreements with the following named executive officers: Mr. Doar, Ms. McClelland, and Mr. Volovic. Information regarding these employment agreements is found in this section under the heading “Employment Agreements” on page 48. Under the heading “Potential Payments upon Termination” on page 50, we also estimate the benefits that we would have paid to our named executive officers if their employment had terminated on October 31, 2021, under various scenarios.

The Committee believes that these agreements are an important part of the overall compensation arrangements for the executives by helping to secure for us the continued employment and dedication of the executives (as well as certain noncompetition and other restrictive covenants), while simultaneously providing a reasonable amount of assurance of continued employment to them.

Compensation Decisions for Fiscal 2021

Details of the compensation payable to the named executive officers for fiscal 2021 are disclosed in the tables and related discussion that follow this Compensation Discussion and Analysis.

Base Salaries. On November 12, 2020, employing the methodology described above under “Elements of Compensation,” the Committee considered whether the annual base salaries for the named executive officers as of such date should be adjusted for fiscal 2021. In light of the difficult business macroenvironment resulting from the COVID-19 pandemic, and based upon input from the named executive officers, the Committee determined not to initially implement base salary increases for the named executive officers in January 2021. Rather, at that time, the Committee maintained the executive officers’ fiscal 2020 base salaries and deferred any decision on potential executive officer base salary increases until such time as company performance and the business macroenvironment began to normalize.

As the Company’s financial performance began to rebound in fiscal 2021 when government-mandated stay-at-home orders or similar operational restrictions associated with the COVID-19 pandemic began to be lifted, the Committee periodically reassessed potential base salary increases for the named executive officers. In the third quarter of fiscal 2021, employing the methodology described above under “Elements of Compensation,” the Committee established new annual base salaries for the named executive officers for the balance of fiscal 2021, which became effective in late May 2021. Ms. Jamison and Mr. Wright each received a salary increase of approximately 3%, the average merit increase for all U.S.-based employees of the Company. Mr. Volovic and Ms. McClelland received an approximately 10% and 5% salary increase, respectively, which took into account their performance during fiscal 2020 and to-date in fiscal 2021. Mr. Doar did not receive a base salary increase. The following table sets forth the annual base salary of each of the named executive officers for fiscal 2020 and then as later established by the Committee for fiscal 2021 and effective May 2021 (without retroactive payment for the interim fiscal 2021 period).

Name	2020 Base Salary	2021 Base Salary	Percentage Increase
Gregory S. Volovic	$417,150	$458,865	10%
Michael Doar	$509,850	$509,850	0%
Sonja K. McClelland	$360,500	$378,525	5%
HaiQuynh Jamison	$158,000	$162,740	3%
Jonathon D. Wright	$168,684	$173,744	3%

Short-Term Incentive Compensation. On January 5, 2021, the Committee, pursuant to the Cash Incentive Plan, selected the applicable performance measures, specified the performance goals based on those performance measures, and specified the method for calculating the amount payable to named executive officers as of such date, if and to the extent the performance goals were satisfied. Similar to fiscal 2020, for fiscal 2021, the Committee selected operating income margin and certain strategic objectives for the named executive officers as the performance measures, which are among the performance measures set forth in the Cash Incentive Plan.

The performance goals related to our fiscal 2021 operating income margin and certain strategic objectives for the participating named executive officers and payouts were based on the relative weightings set forth below:

Name	Performance Metric	Weighting
Gregory S. Volovic	Operating Income Margin Strategic Objectives	70% 30%
Michael Doar	Operating Income Margin Strategic Objectives	70% 30%
Sonja K. McClelland	Operating Income Margin Strategic Objectives	70% 30%

Operating income margin was chosen as the primary performance metric because the Committee believes it continues to most directly correlate to our executives’ performance. An executive could earn a short-term incentive award due to success in achieving individual strategic objectives, even if performance fell below threshold on the operating income margin; however, the weighting of the two performance metrics encourages decisions that should benefit our overall profitability. Further, the Committee provided that if the fiscal 2021 operating income margin was zero or negative, then no amounts would be paid under the 2021 short-term incentive arrangement, even if all or a portion of the performance goals under the strategic objectives component were attained. Participants had the ability to earn between 50% of target for achieving threshold performance and 200% of target for achieving maximum performance for each metric.

In January 2021, the Committee established the following payout levels that would be associated with the degree to which the operating income margin was attained for fiscal 2021:

Operating Income Margin	Threshold	Target	Exceeds	Maximum
Actual Results	3%	6%	8%	10%
Percentage Payout Level	50%	100%	150%	200%

Payout levels interpolated for results between 3% and 6%, 6% and 8%, and 8% and 10%

In reaching its decision with respect to setting operating margin threshold, target, exceeds, and maximum levels as set forth above, the Committee took into consideration the impact of COVID-19 on the Company’s business; the Company’s current projections, business plan, and strategic plan (as affected by the impact of COVID-19); the negative operating profit recorded by the Company in recent periods; the desire to motivate and incentivize the named executive officers to perform and return the Company to profitability; and similar permissible factors.

In January 2021, the Committee also approved the strategic objectives set for each participating named executive officer and the associated payout levels for fiscal 2021. Participants had the ability to earn between 50% and 200% of the target amount based on the overall achievement of the applicable 2021 strategic objectives set for each participant. The strategic objectives approved by the Committee for each of the participating named executive officers and the related performance categories, were as follows:

	Performance Categories	Objective
Gregory S. Volovic	Strategic Initiatives/Market Share	Assess and implement management and organizational changes to increase market share of newly-acquired entities.
	Strategic Initiatives/Profit Improvement	Expand/improve worldwide sales and manufacturing operations.
	Research & Development	Commercialize automation and robotics capabilities; develop new software features and new machine tool products.
	Strategic Initiatives	Identify and pursue next generation machine tool designs and advanced control platform for future generation product release.
	Succession Plan/Next Generation Leadership	Update succession plan/ recommend actions /identify risks/communicate developmental activities.
	Strategic Initiatives/Market Share/Product Development	Evaluate acquisition opportunities (domestic and foreign) to accelerate growth of geographic market share and/or product development.
Michael Doar	Strategic Initiatives/Asset Management/Profit Improvement	Execute 2021 business plan.
	Strategic Initiatives/Liquidity/ Profit Improvement	Balance growth in market with return to profitability and sustained strength of balance sheet/cashflow.
	Board Governance	Assist in the evaluation of members for standing committees.
	Investor Relations	Shareholder outreach.
	Strategic Initiatives	Evaluate executive leadership and board leadership changes during 2021.
	Strategic Initiatives/Market Share/Product Development	Evaluate acquisition opportunities (domestic and foreign) to accelerate growth of geographic market share and/or product development.
Sonja K. McClelland	Strategic Initiatives/Profit Improvement	Execute 2021 business plan sales and production.
	Asset Management/Profit Improvement/Cost Reduction	Execute the annual business plan initiatives for profitability and return on corporate assets. Execute 2021 targeted return on invested capital and total shareholder return.
	Strategic Initiatives/Liquidity	Extend term of current global credit facilities (from 1-2 years) and execute financing as needed for capital allocation plans for 2021. Sustain improvement in cashflows.
	Cost Reduction/Profit Improvement	Assess ongoing cost containment initiatives to continue improved profitability in line with strategic plan.
	Strategic Initiatives/Market Share/Product Development	Evaluate acquisition opportunities (domestic and foreign) to accelerate growth of geographic market share and/or product development.

In January 2021, the Committee also established the target percentage by which the base salary of each named executive officer paid during fiscal 2021 would be multiplied in order to determine the dollar amount that would be multiplied by the weighted-average percentage payout level applicable to each named executive officer following determination of such based on actual performance. The target amount for each named executive officer is set forth below:

Name	Target Amount of 2021 Base Salary
Gregory S. Volovic	85%
Michael Doar	100%
Sonja K. McClelland	75%

On January 4, 2022, the Committee determined the degree to which the operating income margin metric and the strategic objectives for fiscal 2021 were attained, and the resulting payout level relative to the target amount for each metric. For fiscal 2021, the Company achieved a 4.3% operating income margin and, therefore, the Committee determined that the resulting percentage payout level relative to the target amount for that metric was 71.7%. In determining the potential payout level associated with the above strategic objectives set for fiscal 2021 for each of the named executive officers named above, the Committee assessed the level of achievement of those strategic objectives. As a result, the Committee determined that the resulting percentage payout level relative to the target amount for the strategic objectives was: for Mr. Doar – 100%; for Ms. McClelland – 100%; and for Mr. Volovic – 100%.

The weightings applicable to each of the operating income margin metric and the 2021 strategic objectives metric set forth above for each listed named executive officer were then applied to the percentage payout level for each metric as determined by the Committee, resulting in a weighted-average percentage payout level relative to the target amount for each such executive. The weighted-average percentage payout level applicable to each listed named executive officer was then multiplied by his or her target amount of fiscal 2021 base salary listed above.

The following table sets forth the total short-term incentive compensation amounts awarded to each named executive officer related to fiscal 2021:

Name	Operating Income Margin	Strategic Objectives	Total Short-Term Compensation
Gregory S. Volovic	$195,759	$117,011	$312,770
Michael Doar	$255,894	$152,955	$408,849
Sonja K. McClelland	$142,487	$85,168	$227,655

Ms. Jamison and Mr. Wright were awarded discretionary cash bonuses under the Company’s non-named executive officer discretionary cash bonus program related to fiscal 2021 performance. Because Ms. Jamison and Mr. Wright were not executive officers at the time the fiscal 2021 short-term incentive compensation parameters for executive officers was established, they did not participate in that arrangement for fiscal 2021.

Long-Term Incentive Compensation.

Earned PSU Awards for Fiscal 2019-2021. On January 4, 2022, the Committee also determined the degree to which the long-term incentive compensation arrangement approved for the fiscal 2019-2021 performance period was attained, and the resulting payout level relative to the target amount for each metric.

The performance and payout standards for the PSUs – TSR for the fiscal 2019-2021 performance period that were established by the Committee in 2019 are set forth immediately below:

PSUs – TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 55th percentiles and the 55th and 90th percentiles

For fiscal years 2019 through 2021, the Company’s total shareholder return performance over the three-year period of (21.2)% is positioned below the 30th percentile TSR of (5.7)%, relative to the total shareholder return of the companies in our 2019 peer group. As such and based on the applicable performance and payout standards noted above, the Committee determined that the resulting percentage payout level relative to the target amount for the fiscal 2019-2021 PSUs – TSR was zero.

The performance and payout standards for the PSUs – ROIC for the fiscal 2019-2021 performance period that were established by the Committee in 2019 are set forth immediately below.

PSUs – ROIC	Threshold	Target	Maximum
Average ROIC	7%	9%	13%
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between 7% and 9% and 9% and 13%

As calculated under our 2019 long-term incentive compensation arrangement, the Company’s average ROIC for fiscal years 2019 through 2021 was 2.6%. As such and based on the applicable performance and payout standards noted above, the Committee determined that the resulting percentage payout level relative to the target amount for the fiscal 2019-2021 PSUs – ROIC was zero.

Restricted Share and PSU Awards for Fiscal 2021-2023. On January 5, 2021, the Committee approved a long-term incentive compensation arrangement for the named executive officers as of such date in the form of restricted shares and PSUs awarded under the Hurco Companies, Inc. 2016 Equity Incentive Plan (the “2016 Plan”). The awards were weighted as approximately 25% time-based vesting (in equal installments over three years) and approximately 75% performance-based vesting (at the end of a three-year period, to the extent performance metrics are satisfied). The three-year performance period for those awards is fiscal 2021 through fiscal 2023.

The Committee granted the awards of restricted shares and target number of PSUs to the following named executive officers effective as of January 5, 2021, as follows:

Name	Restricted Shares	PSUs – TSR	PSUs – ROIC
Gregory S. Volovic	7,867	13,313	11,014
Michael Doar	8,741	14,792	12,238
Sonja K. McClelland	6,556	11,094	9,178

The PSUs designated as “PSUs – TSR” were weighted as approximately 40% of the overall long-term incentive compensation arrangement and will vest and be paid based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group. The companies comprising the peer group for the purposes of this award are the same as the companies comprising the peer group utilized for fiscal 2021 executive compensation determinations described below under “The Committee’s Processes and Analyses – Use of Peer Group Data.” Participants will have the ability to earn between 50% of the target number of PSUs for achieving threshold performance and 200% of the target number of PSUs for achieving maximum performance. The performance and payout standards for the PSUs – TSR are as follows:

PSUs – TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 55th percentiles and the 55th and 90th percentiles

The PSUs designated as “PSUs – ROIC” were weighted as approximately 35% of the overall long-term incentive compensation arrangement and will vest and be paid based on the achievement of pre-established goals related to our average ROIC over the three-year period. Average ROIC may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings, and special charges or gains (determined according to objective criteria established by the Committee). Participants will have the ability to earn between 50% of the target number of PSUs for achieving threshold performance and 200% of the target number of PSUs for achieving maximum performance. The performance and payout standards for the PSUs – ROIC are as follows:

PSUs – ROIC	Threshold	Target	Maximum
Average ROIC	4%	6%	12%
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between 4% and 6% and 6% and 12%

From time to time, the Committee reassesses the threshold, target, and maximum performance levels relating to newly-granted performance-based awards. In reaching its decision to adjust such thresholds, targets, or maximum performance levels, the Committee considers a number of factors, including, among others: (1) the impact of recent acquisitions on the overall product portfolio and strategy of the Company, including entry into more price-competitive and lower-margin product and/or brand categories; (2) whether historical experience or payout levels indicate that the previously established threshold,  target, or maximum payout levels may have been too high or too low to accomplish the compensation program’s objectives; (3) the disproportionate impact a year with low or negative financial performance can have on the average over a three-year performance period, particularly in a highly-cyclical industry or market and in light of COVID-19’s impact on the Company’s business; (4) recruitment and retention of a skilled and experienced management team; (5) the review of other market practices and peer group information in the executive compensation context; and (6) an assessment of other macroeconomic factors and indicators with a high probability of impacting our business. Based on the factors described above, and as disclosed in our Proxy Statement for our 2021 Annual Meeting of Shareholders, in January 2020, Committee reduced the threshold and target payout levels for PSUs – ROIC subject to a performance period of fiscal years 2020 through 2022 from 7% and 9%, to 6% and 8%, respectively. Similarly, based on the factors described above, in January 2021, the Committee determined to reduce the threshold and target levels for PSUs – ROIC subject to a performance period of fiscal years 2021 through 2023 from 6% and 8%, to 4%, 6%, respectively. In doing so, the Committee determined that an appropriate adjustment should be made to reflect the fact that it would likely take some period of time for our business to normalize after experiencing significant impact from the COVID-19 pandemic and that any interim normalization period would present a significant drag on one-year performance and a three-year ROIC average. The Committee also considered the Company’s strategic plan and the importance of incentivizing a senior executive team during performance periods containing interim periods with a challenging business environment. However, in each such case, the Committee decided to retain the maximum performance payout level for the above-referenced PSUs – ROIC awards, to both incentivize significant and quick improvement in the Company’s return on invested capital metrics and to manage program costs in the event business conditions normalized more quickly than anticipated.

Because Ms. Jamison and Mr. Wright were not executive officers in January 2021 when the restricted shares and PSUs described above were granted to our executive officers, they did not receive such grants. However, Ms. Jamison and Mr. Wright each received 682 restricted shares in November 2020 as part of the fiscal 2021 annual equity grants to key employees, which restricted shares vest in thirds on each of the first three anniversaries of the date of grant.

Compensation Decisions for Fiscal 2022

Base Salaries. On November 10, 2021, employing the methodology described above under “Elements of Compensation,” the Committee established annual base salaries for all of our named executive officers for fiscal 2022, to become effective January 2022. The salary increases of Ms. Jamison of approximately 23% and of Mr. Wright of approximately 32% were intended to bring their salaries more in line with market competitive ranges for their new respective roles and responsibilities. Similarly, the salary increase for Mr. Volovic was approximately 24% and intended to bring his base salary more in line with a market competitive range for his new role and responsibilities as CEO. The salary increase for Ms. McClelland was approximately 3% and was in line with the average merit increase received by all U.S.-based Company employees. The salary decrease for Mr. Doar was approximately 8% and was intended to bring his base salary more in line with a market competitive range for his new role as Executive Chairman.

The following table sets forth the annual base salary of each of the named executive officers for 2021 and the annual base salary established by the Committee for each of those officers for 2022, as well as the percentage increase between the two years:

Name	2021 Base Salary	2022 Base Salary	Percentage Increase (Decrease)
Gregory S. Volovic	$458,865	$569,000	24%
Michael Doar	$509,850	$469,000	(8)%
Sonja K. McClelland	$378,525	$390,000	3%
HaiQuynh Jamison	$162,740	$200,000	23%
Jonathon D. Wright	$173,744	$230,000	32%

Short-Term Incentive Compensation. On January 4, 2022, pursuant to the Cash Incentive Plan, the Committee approved the short-term incentive compensation arrangement for fiscal 2022 for all named executive officers, with payout to occur thereunder in January 2023, if and to the extent the performance goals are attained during fiscal 2022. Similar to fiscal 2021, the Committee selected operating income margin and certain strategic objectives for the named executive officers as the performance measures, which are among the performance measures set forth in the Cash Incentive Plan. While the Committee decided to maintain the performance measures for the short-term incentive compensation arrangement, the Committee also reassessed the required performance levels for operating income margin that it established for fiscal 2022. Many factors are considered when these levels are set, including the short and long-term strategic plan objectives that weight the importance of factors such as the impact of recently completed acquisitions, research and development of new products, market penetration into new and sometimes price-competitive markets, diversification of products to include entry-level, mid-range, and premium products, and continued growth of the existing markets and product lines - all of which can significantly impact the level of operating income the Company achieves from year to year.

Following the end of fiscal 2022, the Committee will determine the degree to which the operating income margin goal and the strategic objectives were attained, and the resulting payout level relative to the target amount for each metric. The Committee retains the discretion to adjust downward, but not upward, the amount of compensation that would otherwise be payable under the 2022 short-term incentive compensation arrangement.

Long-Term Incentive Compensation. Similar to the 2022 short-term incentive compensation arrangement, the Committee selected the same performance metrics for the fiscal 2022 long-term incentive compensation arrangements, as compared to fiscal 2021 (i.e., relative TSR and ROIC). Therefore, effective January 4, 2022, the Committee granted the awards below of restricted shares and target number of PSUs to each of the named executive officers. The restricted shares will vest in equal installments over three years and the three-year performance period for the PSUs will be fiscal 2022 through fiscal 2024.

Name	Restricted Shares	PSUs – TSR	PSUs – ROIC
Gregory S. Volovic	8,225	12,001	11,517
Michael Doar	7,404	10,801	10,365
Sonja K. McClelland	6,169	9,001	8,637
HaiQuynh Jamison	822	1,200	1,151
Jonathon D. Wright	822	1,200	1,151

The PSUs designated as “PSUs – TSR” were weighted as approximately 40% of the overall long-term incentive compensation arrangement and will vest and be paid based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our peer group.

The companies comprising the peer group for the purposes of this award are the companies comprising the 2022 peer group described below under “The Committee’s Processes and Analyses – Use of Peer Group Data.” The performance and payout standards for the PSUs – TSR are as follows:

PSUs - TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 55th and 55th and 90th percentiles

The PSUs designated as “PSUs – ROIC” were weighted as approximately 35% of the overall long-term incentive compensation arrangement and will vest and be paid based on the achievement of pre-established goals related to our average ROIC over the three-year period. Average ROIC may be hereafter adjusted by the Committee to exclude the effects of unanticipated material transactions or events such as acquisitions, divestitures, accounting changes, restructurings, and special charges or gains (determined according to objective criteria established by the Committee). Participants will have the ability to earn between 50% of the target number of shares for achieving threshold performance and 200% of the target number of shares for achieving maximum performance.

From time to time, the Committee reassesses the threshold, target, and maximum performance levels for ROIC that the Committee establishes for a three-year performance period. Many factors are considered when these levels are set, including long-term strategic plan objectives that weight the importance of factors such as the impact of recently completed acquisitions, research and development of new products, market penetration into new and sometimes price-competitive markets, diversification of products to include entry-level, mid-range, and premium products, continued growth of the existing markets and product lines, anticipated business macroenvironment for certain portions of the performance period with the probability of significantly impacting overall capital market and business conditions - all of which can significantly impact the level of ROIC the Company achieves over a three year period.

The Committee’s Processes and Analyses

Role of Committee and Input from Management. The Committee is responsible for determining our executive compensation philosophy, objectives, policies, and programs and approves or ratifies all compensation-related decisions for the named executive officers. When making executive compensation decisions, the Committee considers the input of Pay Governance and, for all executives other than our CEO and our Executive Chairman, the recommendation of our CEO. Our CEO recommends salary levels, short-term incentive compensation awards, equity-based compensation awards, and perquisites for our other named executive officers other than the Executive Chairman. Our CEO’s and Executive Chairman’s compensation are determined solely by the Committee with the assistance of Pay Governance. The Compensation Committee applies the same principles for executive compensation in determining our CEO’s and Executive Chairman’s compensation that it applies in determining the compensation of our other named executive officers.

Role of Compensation Consultant. In 2020 and 2021, the Committee engaged Pay Governance to advise and assist the Committee related to executive compensation matters. Pay Governance is retained directly by the Committee, reports directly to the Committee, and participates in certain Committee meetings. In this regard, from time to time, Pay Governance advises and assists the Compensation Committee:

•	in determining the appropriate objectives and goals of our executive compensation program;
•	in designing compensation programs that fulfill those objectives and goals;
•	in reviewing the primary components of that compensation;
•	in evaluating the effectiveness of our compensation programs, including pay-for performance alignment;
•	in identifying appropriate pay positioning strategies and pay levels in our executive compensation program; and
•	in identifying comparable companies and compensation surveys for the Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program; and in determining the appropriate share reserve level and other amendments to incorporate into the Amended and Restated Plan.

Pay Governance may, from time to time, contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that our executive officers also receive.

Pay Governance and its affiliates did not provide any other services to us or our affiliates during 2020 or 2021. In addition, the Committee has determined that the work of Pay Governance and its employees has not raised any conflict of interest.

Use of Peer Group Data. With the assistance of Pay Governance, in 2020 and 2021, the Committee approved the composition of a peer group of publicly-traded companies that were selected on the basis of industry, revenue, global operations, employee size, and market capitalization for use in the Committee’s 2021 fiscal year and 2022 fiscal year analyses of executive compensation.

The following companies made up the peer group utilized for fiscal 2021 and fiscal 2022 executive compensation determinations:

• Ampco-Pittsburgh Corporation	• Graham Corporation	• Proto Labs, Inc.
• Broadwind, Inc.	• Helios Technologies	• QAD Inc.
• Douglas Dynamics, Inc.	• IEC Electronics, Corp.	• Transcat, Inc.
• DMC Global Inc.	• Key Tronic Corporation	• Twin Disc, Incorporated
• The Eastern Company	• The L.S. Starrett Company	• UFP Technologies, Inc.
• Energy Recovery, Inc.	• Omega Flex, Inc.	• Vishay Precision Group, Inc.
• FARO Technologies, Inc.	• Onto Innovation Inc.

The Committee uses the peer group data as one of several inputs when making compensation determinations. Periodically, the Committee also reviews trends data for the manufacturing industry from Willis Towers Watson to obtain a general understanding of current compensation practices in that industry as part of its analysis of executive compensation. In addition to the market data, the Committee may consider other factors such as an executive’s individual performance, experience in his or her position and responsibilities that may not necessarily be benchmarked in market data.

Recoupment Policy

Our Corporate Governance Principles contain a compensation recoupment policy. Our Corporate Governance Principles are available on our website at www.hurco.com/investors under “Corporate Governance.” The recoupment policy provides that in the event that the Company restates previously released financial results, the Compensation Committee shall determine whether any incentive compensation (defined as all equity-based and non-equity based compensation, the amount, payment and/or vesting of which was determined based wholly or in part on the value of the Company’s financial results or the achievement of specified performance measures) paid or awarded to executive officers during the three years preceding the restatement should be recovered by the Company. If the Committee determines that the amount of any incentive compensation paid to executive officers (the “Awarded Compensation”) during the three-year period preceding the date of restatement exceeded the amount that would have been paid based on the restated financial results (the “Adjusted Compensation”), and the restatement resulted from the Company’s material noncompliance, due in whole or part to intentional fraud or ethical misconduct, with any financial reporting requirement under the federal securities laws, then the Committee shall determine whether the Company should, except as provided below, recover the after-tax portion of the difference between the Awarded Compensation and the Adjusted Compensation for the affected executive officer.

In making the determination whether the Company should recover any incentive compensation, the Committee will take any appropriate considerations into account, including the role the executive officer played in contributing to the events that caused the restatement, the likelihood of success in recovering the amounts under applicable law, the costs of seeking recovery, and whether the assertion of a claim may prejudice the interests of the Company in any related proceeding or investigation relating to the circumstances giving rise to the restatement.

In addition, the Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of future SEC guidance.

Tax Considerations

Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements are intended to comply with the effective requirements of Section 409A as required by law or regulation.

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for its 2021 fiscal year.

Timothy J. Gardner, Chairman
Thomas A. Aaro
Jay Longbottom

Assessment of Compensation-Related Risks

On an ongoing basis as part of our strategic business planning process, the named executive officers and key senior management conduct an assessment of the current risks arising from our compensation policies and practices. This team reviews and discusses the characteristics and approval policies of compensation programs for all employees, including salaries, equity awards, and cash bonuses, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

In November 2021, we reviewed and discussed all components of our compensation policies and practices with our Board as part of our business plan review and approval process. In addition, the Compensation Committee met separately to review the management team’s assessment of the risks that could arise from our compensation policies and practices. As part of their review, the Compensation Committee specifically considered factors that reduce the likelihood of excessive risk-taking, such as our overall compensation levels being competitive with the market, the balance between fixed components like salary and benefits, and short and long-term incentive compensation. The Committee has discretion to adjust downward the amount of compensation that would otherwise be payable under the short-term incentive compensation program, which it could do if it determines that an executive caused the Company to incur unnecessary or excessive risk. The compensation mix of cash (salary and short-term incentive) and equity incentives align with the market and the Company’s peers and are linked to business performance. The short-term and long-term incentive plans are linked to specific formulas and have payout ceilings. The 2021 and 2022 short-term incentive compensation arrangements also provide that no amounts will be paid under the strategic objectives component if our operating income margin is zero or negative. Our stock ownership guidelines link executives’ and non-employee directors’ interests to the interests of shareholders, and our incentive compensation recoupment policy would permit us to recover certain incentive compensation paid to executive officers in the event of wrongdoing on the part of the executives.

Based on such assessments, we believe that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Tabular Compensation Information

The following table summarizes the compensation information for our named executive officers for each of the fiscal years ended October 31, 2021, 2020, and 2019:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary $	Bonus $[1]	Stock Awards $[2]	Non-Equity Incentive Plan Compensation $[3]	All Other Compensation $[4]	Total $
Gregory S. Volovic	2021	435,601	-	899,980	312,770	34,804	1,683,155
President and Chief	2020	417,072	-	899,997	-	32,399	1,349,468
Executive Officer	2019	402,115	-	899,974	427,444	34,904	1,764,437

Michael Doar	2021	509,850	-	999,976	408,849	90,564	2,009,239
Executive Chairman	2020	509,755	-	1,499,979	-	78,460	2,088,194
	2019	492,116	-	1,499,988	614,625	96,928	2,703,657

Sonja K. McClelland	2021	368,473	-	749,975	227,655	22,469	1,368,572
Executive Vice President, Treasurer and Chief	2020	360,433	-	749,971	-	20,592	1,130,996
Financial Officer	2019	340,385	-	749,938	325,938	20,373	1,436,634

HaiQuynh Jamison	2021	160,097	33,750	19,983	-	9,840	223,670
Corporate Controller and
Principal Accounting Officer

Jonathon D. Wright	2021	170,922	40,000	19,983	-	10,490	241,395
General Counsel and
Corporate Secretary

[1]	Represents discretionary cash bonuses awarded to Ms. Jamison and Mr. Wright under the Company’s non-named executive officer discretionary cash bonus program related to fiscal 2021 performance. Because Ms. Jamison and Mr. Wright were not executive officers at the time the fiscal 2021 short-term incentive compensation parameters for executive officers was established, they did not participate in that arrangement for fiscal 2021.
[2]	Represents the grant date fair value of stock awards determined in accordance with Accounting Standards Codification Topic 718, or ASC 718. The stock awards consist of restricted share awards and, for Mr. Volovic, Mr. Doar and Ms. McClelland, PSU awards. Amounts related to restricted share awards are calculated using the closing sales price of our common stock on the grant date. Amounts related to PSU awards represent the value at the grant date based upon the probable outcome of the performance conditions. Amounts related to the PSUs designated as “PSUs – TSR” are calculated using the Monte Carlo approach. Amounts related to the PSUs designated as “PSUs – ROIC” are calculated using the closing sales price of our common stock on the grant date.

(footnotes continue next page)

The following table presents the grant date fair value of the PSU awards included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

			PSU Awards
Name	Fiscal Year of Grant	Performance Period	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
Gregory S.Volovic	2021	2021-2023	$674,984	$1,349,968
	2020	2020-2022	$675,033	$1,350,066
	2019	2019-2021	$674,979	$1,349,958

Michael Doar	2021	2021-2023	$749,983	$1,499,966
	2020	2020-2022	$1,124,989	$2,249,978
	2019	2019-2021	$1,125,009	$2,250,018

Sonja K. McClelland	2021	2021-2023	$562,473	$1,124,946
	2020	2020-2022	$562,495	$1,124,990
	2019	2019-2021	$562,466	$1,124,932

[3]	For Mr. Volovic, Mr. Doar and Ms. McClelland, this represents amounts earned in the specified fiscal year and paid in the following fiscal year under the specified fiscal year’s short-term incentive compensation arrangement. See “Compensation Discussion and Analysis—Compensation Decisions for Fiscal 2021—Short-Term Incentive Compensation” for additional information regarding the 2021 short-term incentive compensation arrangement.
[4]	The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table:

Name	Fiscal Year	Leased Auto ($)	Supplemental Disability Insurance ($)	Matching 401(k) Plan Contributions ($)	Split- Dollar Life Insurance ($)	Total ($)
Gregory S. Volovic	2021	-	17,404	17,400	-	34,804
	2020	-	15,299	17,100	-	32,399
	2019	-	18,104	16,800	-	34,904

Michael Doar	2021	29,441	10,761	17,400	32,962	90,564
	2020	25,655	11,957	17,100	23,748	78,460
	2019	29,537	12,887	16,800	37,704	96,928

Sonja K. McClelland	2021	-	5,069	17,400	-	22,469
	2020	-	3,492	17,100	-	20,592
	2019	-	3,573	16,800	-	20,373

HaiQuynh Jamison	2021	-	240	9,600	-	9,840

Jonathon D. Wright	2021	-	240	10,250	-	10,490

The amounts shown in the Leased Auto column represent either the portion of the lease cost for automobiles leased by us allocable to an executive’s personal use of the automobile or the sum of a monthly car allowance that is added to an executive’s salary. For automobiles leased by us where the automobile is used for both business and personal purposes, the percentage of personal use is calculated and applied to the lease and operating expenses.

The Split-Dollar Life Insurance amounts represent a portion of the premium paid on insurance policies we own on the life of the employee. All cash contributions are returned to us upon employee separation or death of the insured. We pay the full amount of the premiums and are the beneficiary for a portion of the policies’ death benefit. By policy endorsement, the employee has the right to designate the beneficiary for the death benefit.

GRANTS OF PLAN-BASED AWARDS IN 2021 TABLE

The following table provides information regarding awards related to the 2021 short-term incentive compensation arrangement (referred to as “2021 S-T Compensation” in the table), PSU awards, and restricted share awards granted during fiscal 2021 to the named executive officers listed below.

Name & Awards	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)[1]
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
Gregory S. Volovic
2021 S-T Compensation	1/5/21	195,018	390,036	780,072	-	-	-	-	-
2021-23 PSUs-TSR	1/5/21	-	-	-	6,657	13,313	26,626	-	359,984
2021-23 PSUs-ROIC	1/5/21	-	-	-	5,507	11,014	22,028	-	315,000
2021-23 Restricted Shares	1/5/21	-	-	-	-	-	-	7,867	224,996

Michael Doar
2021 S-T Compensation	1/5/21	254,925	509,850	1,019,700	-	-	-	-	-
2021-23 PSUs-TSR	1/5/21	-	-	-	7,396	14,792	29,584	-	399,976
2021-23 PSUs-ROIC	1/5/21	-	-	-	6,119	12,238	24,476	-	350,007
2021-23 Restricted Shares	1/5/21	-	-	-	-	-	-	8,741	249,993

Sonja K. McClelland
2021 S-T Compensation	1/5/21	141,947	283,894	567,788	-	-	-	-	-
2021-23 PSUs-TSR	1/5/21	-	-	-	5,547	11,094	22,188	-	299,982
2021-23 PSUs-ROIC	1/5/21	-	-	-	4,589	9,178	18,356	-	262,491
2021-23 Restricted Shares	1/5/21	-	-	-	-	-	-	6,556	187,502

HaiQuynh Jamison[2]
2021 S-T Compensation	1/5/21	-	-	-	-	-	-	-	-
2021-23 PSUs-TSR	1/5/21	-	-	-	-	-	-	-	-
2021-23 PSUs-ROIC	1/5/21	-	-	-	-	-	-	-	-
2021-23 Restricted Shares	1/5/21	-	-	-	-	-	-	682	19,983

Jonathon D. Wright[2]
2021 S-T Compensation	1/5/21	-	-	-	-	-	-	-	-
2021-23 PSUs-TSR	1/5/21	-	-	-	-	-	-	-	-
2021-23 PSUs-ROIC	1/5/21	-	-	-	-	-	-	-	-
2021-23 Restricted Shares	1/5/21	-	-	-	-	-	-	682	19,983

(footnotes on following page)

1 Amounts represent the grant date fair value of the awards determined in accordance with ASC 718, calculated using $28.60, the closing price of our common stock as reported by Nasdaq on January 5, 2021, for the restricted shares and the PSUs designated as “PSUs – ROIC,” and $27.04, the calculated price using the Monte Carlo approach, for the PSUs designated as “PSUs – TSR.” Amounts related to PSU awards represent the value at the grant date based upon the probable outcome of the performance conditions.

2 Because Ms. Jamison and Mr. Wright were not appointed executive officers until March 2021, they did not participate in the named executive officer compensation program for fiscal 2021. They each did, however, receive an award of 682 shares of restricted stock on November 12, 2020, pursuant to a non-named executive officer incentive equity compensation program, which had a grant date fair value of $19,983 and vest in thirds on each of the first, second, and third anniversary of the grant date.

Our named executive officers are eligible to participate in the 2016 Plan, which was approved by our shareholders in March 2016. The 2016 Plan provides for equity-based incentive awards in the form of stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards. Under the 2016 Plan, the Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. Prior to shareholder approval of the 2016 Plan, the named executive officers were eligible to participate in the Hurco Companies, Inc. 2008 Equity Incentive Plan (the “Prior Plan”). Upon shareholder approval of the 2016 Plan, no further awards have been or will be made under the Prior Plan. The initial number of shares that were available for issuance under the 2016 Plan was 856,048, which consisted of 386,048 shares that were rolled over from the Prior Plan on the date of shareholder approval of the 2016 Plan, plus 470,000 shares. In addition, any shares of our common stock subject to an award under the 2016 Plan, or to an award granted under the Prior Plan that was outstanding on the date our shareholders approved the 2016 Plan, that expires, is cancelled, or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, automatically become available for future awards under the 2016 Plan. As of October 31, 2021, there were 228,972 shares of our common stock available for issuance of future awards under the 2016 Plan.

OUTSTANDING EQUITY AWARDS
AT 2021 FISCAL YEAR END TABLE

The following table summarizes the outstanding equity awards held by the named executive officers as of October 31, 2021:

	Option Awards				Stock Awards
					Time-Based Awards			Performance-Based Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[8]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[8]
Gregory S. Volovic
01/02/19					2,078	[1]	$67,431
01/02/20					3,969	[2]	$128,794	16,027	[6]	$520,076
01/05/21					7,867	[3]	$255,284	24,327	[7]	$789,411

Michael Doar
12/12/12	8,256	-	$23.30	12/12/22
01/02/19					3,465	[1]	$112,439
01/02/20					6,615	[2]	$214,657	26,710	[6]	$866,740
01/05/21					8,741	[3]	$283,645	27,030	[7]	$877,124

Sonja K. McClelland
12/14/11	5,437	-	$21.45	12/14/21
12/12/12	3,303	-	$23.30	12/12/22
01/02/19					1,732	[1]	$56,203
01/02/20					3,307	[2]	$107,312	13,355	[6]	$433,370
01/05/21					6,556	[3]	$212,742	20,272	[7]	$657,826

HaiQuynh Jamison
11/14/18					166	[4]	$5,387
11/13/19					373	[5]	$12,104
11/12/20					682	[3]	$22,131

Jonathon D. Wright
11/14/18					166	[4]	$5,387
11/13/19					373	[5]	$12,104
11/12/20					682	[3]	$22,131

[1]	These restricted shares vested on January 2, 2022.
[2]	One-half of these restricted shares vested on January 2, 2022, and one-half will vest on January 2, 2023.
[3]	These restricted shares vest in thirds on each of the first, second, and third anniversary of the grant date, provided the recipient remains employed by the Company through that date.
[4]	These restricted shares vested on November 14, 2021.
[5]	One-half of these restricted shares vested on November 13, 2021, and one-half will vest on November 13, 2022.

(footnotes continue next page)

[6]	Represents PSUs designated as “PSUs – TSR” and “PSUs – ROIC” that were granted in 2020 with a fiscal 2020-2022 performance period. The PSUs shown represent the target number of PSUs that have not yet been earned. The actual number of PSUs that will be earned and will vest after the 2020-2022 three-year performance period for the “PSUs – TSR” will be based on our total shareholder return over the three-year period, relative to the total shareholder return over that period of the companies in our 2020 peer group. The actual number of PSUs that will be earned and will vest after the 2020-2022 three-year performance period for the “PSUs – ROIC” will be based on the achievement of pre-established goals related to our average ROIC over the three-year period.
[7]	Represents PSUs designated as “PSUs – TSR” and “PSUs – ROIC” that were granted in 2021 with a fiscal 2021-2023 performance period. The PSUs shown represent the target number of PSUs that have not yet been earned. The actual number of PSUs that will be earned and will vest after the 2021-2023 three-year performance period will depend on the extent to which the performance conditions outlined under “Compensation Discussion and Analysis – Compensation Decisions for Fiscal 2021 – Long-Term Incentive Compensation” are satisfied.
[8]	Market value is calculated by multiplying the number of shares by $32.45, the closing price of our common stock as reported by Nasdaq on October 29, 2021, the last trading day of our 2021 fiscal year.

OPTION EXERCISES AND STOCK VESTED IN 2021

The following table provides information regarding the exercise of stock options by the named executive officers during fiscal 2021 and stock awards held by the named executive officers that vested during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[1]
Gregory S. Volovic	-	-	5,544	[2]	$166,320
Michael Doar	16,311	$200,625	9,241	[3]	$277,230
Sonja K. McClelland	-	-	4,374	[4]	$131,220
HaiQuynh Jamison	-	-	353	[5]	$10,290
Jonathon D. Wright	-	-	353	[5]	$10,290

[1]	Value realized is calculated (a) for shares acquired on exercise of option awards, by multiplying the number of shares acquired pursuant to each such exercise, by the difference between the closing price of our common stock on the date of exercise, as reported on the Nasdaq Global Select Market, and the exercise price; and (b) for the restricted shares that vested, by multiplying the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date of vesting by the number of restricted shares that vested.

[2]	Reflects the vesting of 5,544 restricted shares, from which 1,814 shares were withheld for tax purposes.

[3]	Reflects the vesting of 9,241 restricted shares, from which 2,865 shares were withheld for tax purposes.

[4]	Reflects the vesting of 4,374 restricted shares, from which 1,489 shares were withheld for tax purposes.

[5]	Reflects the vesting of 353 restricted shares, from which 100 shares were withheld for tax purposes.

EQUITY COMPENSATION PLAN INFORMATION AT 2021 FISCAL YEAR END

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans as of October 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights[1]	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights[2]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) [3]
Equity compensation plans approved by security holders	116,671	$22.71	228,972
Equity compensation plans not approved by security holders	--	--	--
Total	116,671	$22.71	228,972

[1]	Consists of stock options and PSUs granted under the Prior Plan and the 2016 Plan. On January 4, 2022, the Compensation Committee determined that no payouts of performance-based awards were payable under the long-term incentive performance awards with a performance period of fiscal years 2019-2021. See section titled “Earned PSU Awards for Fiscal 2019-2021” in the section titled “Compensation Decisions for Fiscal 2021—Long-Term Incentive Compensation.” Thus, the number of PSUs included in these amounts consists of (a) zero PSUs with respect to the 2019-2021 PSUs, since none of those PSUs were earned for the completed performance period of fiscal 2019-2021, (b) the threshold number of shares which participants are eligible to receive if anticipated threshold performance metrics are fully achieved with respect to the fiscal 2020-2022 PSUs, and (c) the target number of shares which participants are eligible to receive if anticipated target performance metrics are fully achieved with respect to the fiscal 2021-2023 PSUs. The actual number of PSU-related shares that will be issued under the awards referenced in clause (b) and (c) above depend on the performance over each applicable three-year performance period. The Company believes the use of threshold shares for performance-based awards with respect to fiscal 2020-2022 PSUs and target shares for performance-based awards with respect to fiscal 2021-2023 PSUs is a reasonable estimate, because achievement of higher payout levels relative to such performance-based awards is highly unlikely based upon the recent impact of COVID-19 and the corresponding Company results for such underlying performance periods to date. Although highly unlikely, if, instead, the awards referenced in clause (b) and (c) above paid out at the maximum number of shares which participants are eligible to receive if applicable performance metrics are fully achieved with respect to such awards, the number of securities to be issued would, rather, be 272,438. Because achievement of such performance metrics relative to such PSU awards is highly unlikely, the Company believes that number likely overstates dilution.

[2]	Weighted average exercise price is calculated using the exercise price for stock options. PSUs do not have an exercise price and, therefore, they have been excluded from the weighted average exercise price calculation in this column.

[3]	Consists of shares available for future issuance as stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards under the 2016 Plan, assuming target payouts under all performance and time-based equity awards granted under the 2016 Plan and remaining outstanding as of October 31, 2021. The Company believes the use of target shares for performance-based awards with respect to fiscal 2020-2022 and 2021-2023 PSUs is a reasonable estimate in calculating the number of securities remaining available for future issuance under the 2016 Plan as of October 31, 2021, because achievement of higher payout levels relative to such performance-based awards is highly unlikely based upon the recent impact of the COVID-19 pandemic and the corresponding Company results for such underlying performance periods to date. Indeed, as explained in footnote 1 above, because achieving a payout level exceeding threshold for performance awards subject to a fiscal 2020-2022 performance period is highly unlikely, the Company believes the estimate included in the table assuming payouts for these awards at target level to be even more conservative. Although highly unlikely, if, instead, the awards referenced in footnote 1 above paid out at the maximum number of shares which participants are eligible to receive if applicable performance metrics are fully achieved with respect to such awards, an additional 155,767 shares would be paid out pursuant to such awards. In such a case, the number of shares referenced in the table as remaining available for grant would correspondingly be reduced by twice the additional amount referenced in the immediately preceding sentence, due to the 2016 Plan's requirement that full value awards thereunder reduce the underlying share reserve by a 2:1 ratio. Because achievement of such performance metrics relative to such PSU awards is highly unlikely, the Company believes that number overstates dilution and that payouts for such awards at target share levels is a more reasonable estimate of securities remaining available for future issuance under the 2016 Plan.

NONQUALIFIED DEFERRED COMPENSATION IN 2021

For Mr. Volovic and Mr. Doar, the only two named executive officers participating in the nonqualified deferred compensation plan, the following table provides information regarding fiscal 2021 executive contributions, fiscal 2021 earnings, and aggregate balances as of October 31, 2021. There were no Company contributions or aggregate withdrawals or distributions in fiscal 2021.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Gregory S. Volovic	$43,780	$49,495	$370,018
Michael Doar	$30,591	$440,553	$1,824,178

The amounts shown in this table are also included in the amounts shown in the “Salary” column of the Summary Compensation Table. All of the contributions by Mr. Doar and Mr. Volovic in fiscal 2021 and prior fiscal years were reported in the Summary Compensation Table in fiscal 2021 or prior fiscal years, as applicable. The aggregate balance shown includes earnings on such contributions.

The Hurco Companies, Inc. Deferred Compensation Plan II, or the DCPII, is a nonqualified deferred compensation plan in which senior managers and other highly compensated employees are eligible to participate. A committee consisting of our CEO, CFO, and Director of Human Resources administers the DCPII. This committee is authorized to interpret the DCPII, establish, amend and rescind any rules and regulations relating to the DCPII, determine the terms and provisions of any agreements made pursuant to the DCPII, and make all other determinations that may be necessary or advisable for the administration of the DCPII.

Eligible participants are able to defer between 2% and 50% percent of their base salary and up to 100% of their annual bonus less required and voluntary payroll deductions in a given plan year. Deferral elections are made by eligible executives in January of each year for amounts to be earned in the following year. The Board may declare a discretionary amount of matching credits for participants deferring compensation, up to a maximum of 6% of compensation. The Board has not awarded any such matching credits to Mr. Doar or Mr. Volovic.

Participants are 100% vested in all deferral and matching accounts under the DCPII at all times. Amounts deferred under the DCPII are credited with earnings at the rate of return generated by the Vanguard mutual fund investment options elected by the participants that are offered in our 401(k) plan. The earnings do not reflect any above-market or preferential rates of return. Participants may change their investment options under the DCPII at any time by contacting Vanguard. Account balances in the DCPII are payable at the election of the participant either in a single lump sum or in monthly, quarterly, or annual installments with a term of between two and ten years. Distributions under the DCPII will not commence prior to the expiration of a six-month period from the date of separation of service or the participant’s death, if earlier.

CEO Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, the following is a reasonable estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of the median of the Company’s other employees, together with an explanation of the Company’s methodology in calculating the same.

For fiscal 2021:

•	The annual total compensation of the Median Employee (as defined below) was $40,349, using the applicable exchange rate as of October 29, 2021 (the last trading date of fiscal 2021), as reported by the Wall Street Journal.

•	The annual total compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $1,683,155.

•	The ratio of the annual total compensation of the Company’s CEO to the annual total compensation of the Company’s Median Employee, was reasonably estimated to be 42 to 1.

Because this pay ratio is a reasonable estimate, and because SEC rules allow companies to adopt a variety of methodologies and assumptions and to apply certain exclusions, the pay ratio reported by other companies may not be comparable to the pay ratio reported by the Company.

To identify the Company’s median employee for fiscal 2021, the Company determined that the Company and its subsidiaries employed approximately 749 employees (excluding the CEO) as of an August 1, 2021 determination date (the “Non-CEO Employee Population”). The Company identified “annual cash compensation” as its consistently applied compensation measure. The Company defined the term “annual cash compensation” as gross amounts of cash compensation paid for the period beginning on January 1, 2020 and ending on December 31, 2020 (the “Measurement Period”), which included salary or hourly wages (including overtime pay), as applicable, plus sales commissions and cash bonuses. For permanent employees within the Non-CEO Employee Population employed by the Company or its subsidiaries for part but not all of the Measurement Period, the Company annualized their cash compensation paid. For permanent employees within the Non-CEO Employee Population employed by the Company or its subsidiaries as of the August 1, 2021 determination date but not employed during the Measurement Period, the Company applied an annual cash compensation equal to $0.

For non-U.S. employees, the annual cash compensation was converted into U.S. currency using the applicable exchange rates as of October 29, 2021 (the last trading date of fiscal 2021), as reported by The Wall Street Journal. The Company did not apply any cost-of-living adjustments to non-US employees. The Company then sorted the listing of the annual cash compensation of each employee in the Non-CEO Employee Population from lowest to highest and selected the employee at the median (the “Median Employee”). The Company calculated the Median Employee’s total annual compensation for fiscal 2021 using the same rules that apply to reporting the compensation of our named executive officers in the “Total” column of the Summary Compensation Table above.

Employment Agreements

On March 15, 2012, following approval by the Compensation Committee, we entered into employment agreements with each of Mr. Volovic, Mr. Doar and Ms. McClelland (such employment agreements as of October 31, 2021, the “employment agreements”). The employment agreements terminated and superseded any previously existing employment-related engagements between the Company and such named executive officers. The current term of employment under each of the employment agreements would end October 31, 2022, with automatic one-year extensions unless either party gives 60-days’ notice prior to the expiration of the then-current term. Ms. Jamison and Mr. Wright are currently not parties to a written employment agreement with the Company.

The employment agreements provide for a minimum base salary, subject to increase or decrease at the discretion of the Company, and a discretionary annual cash bonus. The employment agreements provide that each of the named executive officers is eligible to participate in any employee benefit plans and programs generally made available to our employees.

Each of the employment agreements provides that, if the Company terminates the executive’s employment without Cause (as defined in the employment agreements) or he or she resigns for Good Reason (as defined in the employment agreements) prior to a Change in Control (as defined in the employment agreements), then he or she will be entitled to severance payments (1) in the form of a salary continuation benefit at his or her base salary then in effect for a period of nine months (twelve months in the case of the CEO); (2) an additional monthly amount during the severance period equal to one-twelfth of the average of the executive’s annual cash bonuses for the preceding three years; and (3) an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. In order to receive any of the severance payments, the executive must execute a release satisfactory to the Company. If an executive officer’s employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then the executive will be entitled to the severance amounts disclosed in the first sentence of this paragraph for a period of eighteen months (twenty-four months in the case of the CEO). In the event of termination of the executive’s employment by reason of death, disability, retirement, termination by the Company for Cause, or termination by the executive for any reason other than Good Reason or for no reason, he or she is entitled to his or her base salary and benefits through the date of termination of employment.

The employment agreements contain certain restrictive covenants prohibiting the executive from competing with the Company, selling products to certain customers, and hiring certain employees for certain periods after termination of employment. The employment agreements also contain provisions protecting our intellectual property and confidential information.

In November 2021, the Compensation Committee approved amendments to the employment agreements between the Company, on the one hand, and Mr. Doar and Mr. Volovic, respectively, to modify the respective severance benefits payable to them upon certain termination of employment events. More specifically, the amendments to the employment agreements: (1) increased the severance period in Mr. Volovic’s employment agreement from nine to twelve months for a termination by the Company without Cause or by Mr. Volovic for Good Reason, in each case outside of a Change in Control event; (2) increased the severance period in Mr. Volovic’s employment agreement from eighteen months to twenty-four months for a termination event by the Company within certain periods after a Change in Control; (3) reduced the severance period in Mr. Doar’s employment agreement from twelve to nine months for a termination by the Company without Cause or by Mr. Doar for Good Reason, in each case outside of a Change in Control event; and (4) reduced the severance period in Mr. Doar’s employment agreement from twenty-four months to eighteen months for a termination event by the Company within certain periods after a Change in Control (as such capitalized terms are defined in their respective employment agreements and described in the footnotes to the Potential Payments upon Termination table set forth below). The amendments to the severance periods set forth in Mr. Doar’s and Mr. Volovic’s employment agreements were based upon the Committee’s discussions with its independent compensation consultant and were intended to bring each of the executive’s relative severance benefits more in line with prevailing market practices for their new respective roles.

Equity Awards

All currently outstanding stock options held by the named executive officers are fully vested and were granted under the Prior Plan. Under the Prior Plan, all stock options held by the named executive officers will terminate upon the first occurrence of (a) the date of termination of employment by the Company for cause, (b) three months after the date on which the executive voluntarily terminates employment for any reason, including retirement (other than death or disability), or on which employment is terminated by the Company without cause (other than within 12 months after a change in control), (c) the expiration of one year after the date on which employment is terminated due to the executive’s death or disability or on which the executive is terminated without cause within 12 months after a change in control, or (d) ten years from the date of grant.

All currently outstanding restricted shares and PSUs held by the named executive officers were granted under the 2016 Plan. Under the 2016 Plan, a named executive officer’s rights with respect to unvested restricted shares or PSUs will terminate if the executive ceases continuous service for any reason, except in the event of an involuntary termination without cause within 18 months after a change in control that involves (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company (a “Corporate Transaction”). If in connection with a change in control that involves a Corporate Transaction, an executive’s restricted shares and PSUs are not continued, assumed, or replaced, or if an executive’s awards are continued, assumed, or replaced and the executive is involuntarily terminated without cause within 18 months after the Corporate Transaction, unvested restricted shares will vest in full, and unvested PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. Alternatively, if an executive’s restricted shares or PSUs are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, the Compensation Committee may provide for the cancellation of the award in exchange for payment to the executive of the amount of consideration that would have been received in the transaction for the number of shares subject to the award.

In addition, in the event of a change in control that does not involve a Corporate Transaction, the Compensation Committee may, in its discretion, take such action as it deems appropriate with respect to unvested restricted shares and PSUs, which may include providing for the cancellation of any award in exchange for payment to the executive of the amount of consideration that would have been received in the change in control for the number of shares subject to the award or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Potential Payments upon Termination

	Resignation ($)	Death ($)	Disability ($)[1]	Retirement ($)	Termination Without Cause or by Executive for Good Reason Prior to a Change in Control ($)[2]	Termination For Cause ($)[2]	Certain Terminations Within Specified Period After Change in Control or Equity Awards Not Assumed ($)[2]
Gregory S. Volovic
Severance Pay[10]	-	-	-	-	529,202	-	1,058,404
Deferred Compensation[4]	370,018	370,018	370,018	370,018	370,018	370,018	370,018
Restricted Shares[6]	-	-	-	-	-	-	451,509
Performance Shares[7]	-	-	-	-	-	-	608,957
Health Care Coverage[8]	-	-	510,084	-	34,517	-	69,035
Life Insurance[11]	-	400,000	-	-	-	-	-

Michael Doar
Severance Pay[3]	-	-	-	-	851,008	-	1,702,016
Deferred Compensation[4]	1,824,178	1,824,178	1,824,178	1,824,178	1,824,178	1,824,178	1,824,178
Stock Options[5]	75,542	75,542	75,542	75,542	75,542	-	75,542
Restricted Shares[6]	-	-	-	-	-	-	610,742
Performance Shares[7]	-	-	-	-	-	-	870,166
Health Care Coverage[8]	-	-	527,928	-	34,517	-	69,035
Life Insurance[9]	-	2,298,549	-	-	-	-	-

Sonja K. McClelland
Severance Pay[10]	-	-	-	-	422,292	-	844,584
Stock Options[5]	90,029	90,029	90,029	90,029	90,029	-	90,029
Restricted Shares[6]	-	-	-	-	-	-	376,258
Performance Shares[7]	-	-	-	-	-	-	507,440
Health Care Coverage[8]	-	-	351,234	-	48,002	-	96,004
Life Insurance[11]	-	379,000	-	-	-	-	-

HaiQuynh Jamison
Severance Pay[10]	-	-	-	-	37,555	-	37,555
Restricted Shares[6]	-	-	-	-	-	-	39,621
Health Care Coverage[8]	-	-	126,372	-	-	-	-
Life Insurance[11]	-	163,000	-	-	-	-	-

Jonathon D. Wright
Severance Pay[10]	-	-	-	-	20,047	-	20,047
Restricted Shares[6]	-	-	-	-	-	-	39,621
Health Care Coverage[8]	-	-	131,874	-	-	-	-
Life Insurance[11]	-	174,000	-	-	-	-	-

[1]	“Disability” giving rise to the Company’s right to terminate the employment agreements in question would exist (a) when the executive is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan, if any is applicable, covering the executive; (b) upon the inability of the executive, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of the executive’s job for more than ninety days during any period of twelve consecutive months; or (c) upon the written determination by a physician selected by the Company that, because of an injury, illness, disease or bodily or mental infirmity, the executive is unable to perform, with or without reasonable accommodation, the essential functions of the executive’s job, and, as of the date of determination, such condition is reasonably expected to last for a period of ninety days or longer after the date of determination, based on the medical information reasonably available to such physician at the time of determination.

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[2]	“Cause” for the Company’s termination of the employment agreement would exist if the executive (a) is convicted of, or pleads no contest to, a felony, (b) engages in fraudulent or dishonest conduct, (c) fails to follow the lawful instructions of a superior or the Company’s Board of Directors, (d) breaches the terms of the employment agreement, (e) violates written policies or procedures, (f) engages in willful misconduct, or (g) misuses alcohol or drugs. “Good Reason” for the executive’s termination of the employment agreement would exist if the Company (a) fails to automatically extend the term of the employment agreement, (b) decreases the executive’s base salary by more than 5% a year unless the decrease is part of a broader cost reduction, (c) demotes the executive or assigns duties that are inconsistent with executive’s position, (d) eliminates or materially reduces employee benefits other than as part of a broader cost reduction, (e) requires executive to relocate more than thirty miles from the Company office at which executive was based immediately prior to such relocation, (f) materially breaches any material term of the employment agreement, or (g) fails to have the employment agreement assumed as part of a merger or sale of the Company. There are notice and cure provisions with respect to certain of the grounds for termination for Cause or Good Reason. “Change in Control” means (a) the acquisition of 25% or more of the voting securities of the Company, (b) a majority of the directors of the Company being elected who were not approved by a majority of the persons who were previously serving as directors, or (c) a merger, other reorganization or liquidation involving the Company or a sale of substantially all of the assets of the Company, unless (i) the Company’s shareholders would own 55% or more of the voting power of the successor entity, (ii) no individual person would own 25% or more of the successor entity and (iii) a majority of the directors of the successor entity were directors of the Company. Although Ms. Jamison and Mr. Wright are currently not parties to a written employment agreement with the Company, they would potentially remain eligible for severance pay under the Company’s severance pay policy eligible to all employees, which is based on the length of continuous service and annual wage at the time of termination.

[3]	If the Company terminates Mr. Doar’s employment without Cause or he resigns for Good Reason prior to a Change in Control, then he will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of twelve months; an additional monthly amount during the severance period equal to one-twelfth of the average of his annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. If Mr. Doar’s employment is terminated by the Company without Cause or by him for Good Reason within twelve months following a Change in Control, then he will be entitled to the severance amounts disclosed in the preceding sentence for a period of twenty-four months. The foregoing description is with respect to the parties’ respective rights and obligations as of October 31, 2021. As described above, Mr. Doar’s employment agreement was amended in November 2021 to reduce the duration of the severance benefit payable to him under various circumstances giving rise to a termination event, bringing it more in line with prevailing market practices associated with his role as Executive Chairman.

[4]	Amounts can be paid in lump sum distribution or installments depending on the participant’s election.

[5]	Reflects the excess of the closing price of $32.45 per share for our common stock on October 29, 2021, over the exercise price of vested stock options and unvested stock options that would vest as a result of the specified termination event occurring as of October 31, 2021, multiplied by the number of shares of common stock underlying the stock options. Stock options shall terminate upon the first occurrence of (a) the date of termination of employment by the Company for cause, (b) three months after the date on which the participant voluntarily terminates employment for any reason, including retirement (other than death or disability), or on which employment is terminated by the Company without cause, (c) the expiration of one year after the date on which employment is terminated due to the participant’s death or disability or on which the participant is terminated without cause within twelve months after a change in control or (d) ten years from the date of grant.

[6]	Reflects the value of unvested restricted shares that would vest as a result of the specified termination event occurring as of October 29, 2021, using $32.45 per share. A participant’s rights with respect to the unvested portion of the restricted shares will terminate if a participant ceases continuous service for any reason, except in the event of an involuntary termination without cause within 18 months after a change in control that involves a Corporate Transaction. Generally, if a participant is involuntarily terminated without cause within 18 months after such a change in control, unvested restricted shares will vest in full. Further, if a participant’s unvested restricted shares are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, such unvested restricted shares will vest in full.

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[7]	Reflects the value of unvested PSUs that would vest as a result of the specified termination event occurring as of October 29, 2021, using $32.45 per share. A participant’s rights with respect to unvested PSUs will terminate if a participant ceases continuous service for any reason, except in the event of an involuntarily termination without cause within 18 months after a change in control that involves a Corporate Transaction. Generally, if a participant is involuntarily terminated without cause within 18 months after such a change in control, unvested PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. Further, if a participant’s unvested PSUs are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, such PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

[8]	“Health Care Coverage” includes the following: (a) in the event of a termination due to Disability, payments and the market value of any supplemental disability insurance or plans for which the executive would have been entitled, if such termination occurred on October 31, 2021, and that either discriminate in scope, terms or operation, in favor of the executive, or that are not generally otherwise available to all salaried employees; and (b) in the event of a termination by the Company without Cause or by the executive for Good Reason, an amount equal to 140% of the “COBRA Premium Rate” during the applicable “Severance Period.” For purposes of the foregoing, (y) the term “COBRA Premium Rate” means the monthly amount charged, as of the termination date, for COBRA continuation coverage options and coverage levels applicable to the executive and the executive’s covered dependents immediately prior to the termination date; and (z) the term “Severance Period” means (i) with respect to a termination without Cause by the Company or by the executive for Good Reason, a period of nine months after employment termination for Mr. Volovic and Ms. McClelland and a period of twelve months for Mr. Doar; and (ii) with respect to a termination without Cause by the Company or by the executive for Good Reason within twelve months after a Change in Control, a period of eighteen months for Mr. Volovic and Ms. McClelland and a period of twenty-four months for Mr. Doar. The foregoing description is with respect to the parties’ rights and obligations as of October 31, 2021. As described above, Mr. Doar’s employment agreement was amended in November 2021 to reduce the duration of the severance benefit payable to him under various circumstances giving rise to a termination event, bringing it more in line with prevailing market practices associated with his role as Executive Chairman. Likewise, Mr. Volovic’s employment agreement was amended to increase the duration of his severance benefit to the level of Mr. Doar’s prior to his transition to the Executive Chairman role, and to bring Mr. Volovic’s severance benefit more in line with prevailing market practices payable to a CEO.

[9]	Amount includes split-dollar life insurance payment of two times annual salary plus one times bonus and $870,000 maximum benefit for term life and accidental death insurance policies.

[10]	If the Company terminates the executive’s employment without Cause or he or she resigns for Good Reason prior to a Change in Control, then he or she will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of nine months; an additional monthly amount during the severance period equal to one-twelfth of the average of the executive’s annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. If the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then he or she will be entitled to the severance amounts disclosed in the preceding sentence for a period of eighteen months. The foregoing description is with respect to the parties’ respective rights and obligations as of October 31, 2021. Mr. Volovic’s employment agreement was amended to increase the duration of his severance benefit to the level of Mr. Doar’s, as described above prior to his transition to the Executive Chairman role, and to bring Mr. Volovic’s severance benefit more in line with prevailing market practices payable to a CEO. Although Ms. Jamison and Mr. Wright are currently not parties to a written employment agreement with the Company, they would potentially remain eligible for severance pay under the Company’s severance pay policy eligible to all employees, which is based on the length of continuous service and annual wage at the time of termination.

[11]	Amounts include life insurance of one-time annual salary, rounded to the nearest thousand, up to a maximum annual salary of $400,000 under accidental death insurance policy.

Compensation of Directors

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Thomas A. Aaro	30,000	59,963	89,963
Robert W. Cruickshank	22,500	-	22,500
Cynthia Dubin	35,000	59,963	94,963
Timothy J. Gardner	37,500	59,963	97,463
Jay C. Longbottom	35,000	59,963	94,963
Richard Porter	42,500	59,963	102,463
Janaki Sivanesan	37,500	59,963	97,463

[1]	Amounts reflect the grant date fair value of restricted shares issued to each non-employee director during the year ended October 31, 2021, calculated in accordance with ASC 718. Each non-employee director received 1,618 restricted shares on March 11, 2021, the date of our 2021 Annual Meeting of Shareholders. The grant date fair value is calculated by multiplying the closing price of our common stock on Nasdaq on the date of grant, which was $37.06, by the number of restricted shares awarded. The restricted shares vest one year from the date of grant or upon the Company’s next Annual Meeting of Shareholders, whichever is earlier. Mr. Cruickshank did not receive a restricted share award in 2021, since he retired after the 2021 Annual Meeting and, therefore, was not nominated for re-election.

In fiscal 2021, we paid our directors as follows: (1) the quarterly retainer for all non-employee directors was $7,500, (2) the Presiding Independent Director quarterly retainer was $3,750 and (3) the fair market value of the annual grant of restricted shares to non-employee directors was $59,963. In addition to the quarterly retainer for all non-employee members of the Board, we paid the chair of the Audit Committee a quarterly retainer of $2,500, the chair of the Compensation Committee a quarterly retainer of $1,875, and each Audit Committee member a quarterly retainer of $1,250. We also paid our directors’ travel expenses incurred to attend Board meetings, which are not included in the Director Compensation Table above.

Mr. Doar’s compensation and Mr. Volovic’s compensation for fiscal 2021 are set forth in the Summary Compensation Table and the preceding tables and narrative. Mr. Doar and Mr. Volovic are not included in this table because they did not receive any additional compensation for their services as directors.

PROPOSAL 3. APPROVAL OF THE AMENDED AND RESTATED HURCO COMPANIES, INC. 2016 EQUITY INCENTIVE PLAN

Introduction

On January 7, 2022, our Board of Directors, on the recommendation of our Compensation Committee, approved an amendment and restatement of the 2016 Plan, subject to shareholder approval at the 2022 Annual Meeting. The Amended and Restated Plan would, among other things discussed below, add an additional 850,000 shares to the 2016 Plan’s share reserve.

The 2016 Plan was originally approved by our shareholders on March 10, 2016, and replaced the Prior Plan. The following are the only awards that remain outstanding under the Prior Plan as of January 7, 2022:

Number of Stock Options Outstanding	11,559
Weighted Average Exercise Price	$23.30
Weighted Average Term (in years)	0.93

No additional awards may be granted under the Prior Plan.

As of January 7, 2022, there were approximately 31,572 shares of our common stock remaining available for future awards under the 2016 Plan, which is our only equity-based compensation plan under which awards may be made. Because of the importance of providing competitive levels of equity-based compensation to our employees and directors, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 2016 Plan will be insufficient to continue making similar awards beyond January 2022. The following is a table summarizing all outstanding awards under the 2016 Plan, the number of shares remaining available for future grant under the 2016 Plan, and our common shares issued and outstanding, in each case as of January 7, 2022.

Number of Full-Value Awards Outstanding	285,893
Number of Shares Remaining for Future Grant	31,572
Common Shares Outstanding	6,700,655

Shareholder Approval

Shareholder approval of the Amended and Restated Plan is being sought in order to (i) satisfy the shareholder approval requirements of Nasdaq and (ii) permit the grant of incentive stock options subject to Internal Revenue Code (the “Code”) Section 422. If the Amended and Restated Plan is not approved by our shareholders, the 2016 Plan as it currently exists will remain in effect, and we will remain subject to the remaining share reserve under the 2016 Plan.

Our Board of Directors believes that it is both necessary and appropriate to further increase the maximum number of shares issuable under the 2016 Plan in order to enable us to continue offering meaningful equity-based incentives to key employees and non-employee directors, and recommends that our shareholders vote for the approval of the Amended and Restated Plan.

Principal Changes to the Existing 2016 Plan

The principal changes to the existing 2016 Plan that are reflected in the proposed amendment and restatement are the following:

•	Increase in pool of shares authorized for issuance. The aggregate number of shares that may be issued under the 2016 Plan will increase by 850,000 shares.

•	Expand restrictions on dividends and dividend equivalents. Dividends or dividend equivalents payable on all restricted stock and restricted stock unit awards under the 2016 Plan will be subject to the same restrictions as the underlying shares or units.

•	Delete 162(m)-related provisions. Because the exemption for qualified performance-based compensation was deleted from Section 162(m) in connection with the Tax Cuts and Jobs Act of 2017, provisions intended to comply with, or otherwise relating to, the old 162(m) exemption have been deleted from the 2016 Plan.

•	Extend the duration of the 2016 Plan. The term of the 2016 Plan will be extended by an additional 10 years.

The proposed amendment and restatement of the 2016 Plan also includes other administrative or clarifying changes.

Factors Considered in Setting Size of Requested Share Reserve Increase

In determining the proposed number of shares by which to increase the share reserve under the 2016 Plan, our Compensation Committee considered a number of factors as described below.

Awards Outstanding and Shares Available for Grant

As of January 7, 2022, 285,893 shares were reserved for issuance of outstanding awards and 31,572 shares were available for future grant under the 2016 Plan.

As of January 7, 2022, there were 6,700,655 shares of our common stock issued and outstanding. The closing sale price of a share of our common stock on that date was $31.28.

Importance of Long-Term Equity Incentives

Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives’ interests with the interests of shareholders, and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity incentives is considered to be very important to our Company.

There recently have been additions to our executive officer group, and we anticipate increasing our non-employee director compensation due to assessments from our independent compensation consultant indicating that their total compensation for service to us is below market. We also recently have granted, and anticipate continuing to grant, restricted stock to additional non-executive key employees, which is particularly important during down cycles of a cyclical business and industry, as cash bonuses may not otherwise be available to reward performance. All of these recent and anticipated factors result in the need for additional shares to be made available for equity awards.

Historical Equity Granting Practices

The Compensation Committee considered the burn rate with respect to previously-granted equity awards under the 2016 Plan. Burn rate is calculated as the total number of shares subject to awards granted to participants in a single year expressed as a percentage of our basic weighted average common shares outstanding for that year. Our three-year average burn rate was approximately 0.96% for fiscal years 2019 through 2021. We believe this burn rate reflects the Compensation Committee’s judicious and responsible approach to equity grant practices. The Compensation Committee noted that despite our stock repurchases during this period, our three-year average burn rate percentage is below the suggested burn-rate benchmark published by a leading proxy advisory service for our industry classification. The Compensation Committee believes that our equity compensation and repurchase practices have been in our and our shareholders’ best interests, noting in particular that our stock repurchase program has mitigated dilution attributable to our compensation program while somewhat raising our burn rate percentage. In particular, over the course of fiscal 2019, 2020 and 2021, we have repurchased approximately 254,000 shares of our common stock from the market (not counting shares delivered by employees in satisfaction of tax withholding obligations), for an aggregate repurchase value amount approximating $7.0 million.

Stockholder Value Transfer Test

When deciding on an appropriate number of shares to add to the 2016 Plan’s share reserve, the Compensation Committee engaged Pay Governance to estimate the stockholder value transfer of the request. Pay Governance evaluated the value of available shares and plan awards as a percentage of our market capitalization and determined that the addition of 850,000 shares to the 2016 Plan’s share reserve was reasonable.

Estimated Duration

We expect that the shares available for future awards, including the additional shares if the Amended and Restated Plan is approved, would be sufficient for future awards for approximately 6.8 years.

Expectations regarding future share usage under the 2016 Plan are based on a number of assumptions, and there are a number of factors that could impact our future equity share usage. Among the factors that will impact our share usage are: changes in the number of eligible recipients, the rate of future compensation increases/changes in market grant values, the rate at which shares are returned to the 2016 Plan reserve through forfeitures, cancellations, and the like, the level at which performance-based awards pay out, changes in the structure of our long-term incentive programs, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ to the extent that actual events differ from our assumptions.

Current and Projected Dilution

As of January 7, 2021, the 31,572 shares of our common stock not subject to outstanding awards under the 2016 Plan and available for future awards under the 2016 Plan represented approximately 0.4% of the fully-diluted number of our common shares outstanding. The 850,000 shares proposed to be added by approval of the Amended and Restated Plan would increase the dilution percentage to approximately 10.8%.

This is the first time we have sought to add shares to the 2016 Plan since its adoption in 2016, further demonstrating our judicious and responsible use of equity awards to employees and non-employee directors.

Key Compensation Practices

The 2016 Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

•	No repricing of underwater options or stock appreciation rights without shareholder approval. The 2016 Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs” or “SAR awards”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•	No discounted option or SAR grants. The 2016 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•	No liberal share recycling. We may not add back to the 2016 Plan’s share reserve any shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds, and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•	No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

•	Minimum vesting period. The 2016 Plan requires all awards to have a minimum vesting period of at least one year, subject to limited exceptions.

•	Limit on awards to non-employee directors. The aggregate grant date fair value of awards granted during any calendar year to any non-employee director (excluding awards granted in lieu of compensation otherwise payable in cash) may not exceed $300,000.

•	Limits on dividends and dividend equivalents. As proposed to be amended and restated, the 2016 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested awards other than options and SARs must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

•	Individual Award Limits. As proposed to be amended and restated, the 2016 Plan retains and adds limitations on individual award amounts. Specifically, awards of options or SARs in any calendar year to any participant cannot exceed 175,000 shares; and awards of full value awards to any participant in any calendar year cannot exceed 125,000 shares.

•	Increased flexibility of design. As proposed to be amended and restated, the 2016 Plan increases flexibility for the design of performance-based awards following the repeal of the performance-based compensation exception under Section 162(m) of the Code.

Description of the Amended and Restated Plan

The major features of the 2016 Plan as proposed to be amended and restated are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is attached to the proxy statement as Appendix A.

Purpose of the 2016 Plan. The 2016 Plan is intended to advance the interests of our company and our shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, to provide additional incentives to them, and to align their interests with those of our shareholders and thereby promote our long-term business success.

Eligible Participants. All employees, consultants, and advisors of our company or any subsidiary, as well as all non-employee directors of our company, are eligible to receive awards under the 2016 Plan. As of October 31, 2021, there were approximately 706 full-time employees, six non-employee directors, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2016 Plan. Although not necessarily indicative of future grants under the 2016 Plan, as of the same date, approximately 12 of the 706 eligible employees and all of our non-employee directors have been granted awards under the 2016 Plan.

Types of Awards. The 2016 Plan permits us to award stock options, SARs, restricted stock, stock units and other stock-based awards to eligible recipients. Awards other than options and SARs are sometimes referred to as “full value awards.”

Administration. The 2016 Plan is administered by the Compensation Committee. To the extent not inconsistent with applicable law and stock exchange rules, the Compensation Committee may delegate its duties, power, and authority under the 2016 Plan to any of its members, to our executive officers, or non-employee directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to such other persons as it deems advisable.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also adopt sub-plans or special provisions applicable to awards, establish and modify rules to administer the 2016 Plan, interpret the 2016 Plan and any related award or agreement, cancel or suspend an award or the exercisability of an award, and modify the terms of outstanding awards to the extent permitted under the 2016 Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules or any compensation recovery policy, the Compensation Committee may not amend the terms of an outstanding award without the participant’s consent if the amendment would materially impair the rights of the participant.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2016 Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR award without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price, or canceling an underwater option or SAR award in exchange for cash, other property, or a full value award.

Available Shares and Limitations on Awards. The number of shares of our common stock that may be the subject of awards and issued under the 2016 Plan is equal to the following: (i) 470,000, which was the number of shares available under the 2016 Plan when it originally became effective, plus (ii) 850,000, the number of additional shares to be available under the Amended and Restated Plan, plus (iii) 386,048 shares that remained available for future grants under the Prior Plan on the date our shareholders originally approved the 2016 Plan. In determining the number of shares to be counted against the share reserve in connection with any award, the following rules apply: (i) shares that are subject to awards of options or SARs shall be counted against the share reserve on a 1:1 basis; (ii) shares that are subject to full value awards shall count against the share reserve on a 2:1 basis; (iii) awards for which the number of shares is variable on the grant date shall be counted against the share reserve using the maximum number of shares that could be received pursuant to such award until such time as it can be determined that only a lesser number of shares could be received; (iv) awards granted in tandem such that the exercise of one award cancels at least an equal number of shares of the other shall be counted against the reserve based on the largest number of shares that would be counted against the reserve under either of the awards; and (v) awards that will be settled solely in cash shall not be counted against the share reserve (nor shall they reduce the shares authorized for grant to a participant in a calendar year). No more than the number of shares referenced above may be issued pursuant to the exercise of incentive stock options.

The aggregate grant date fair value of all awards granted under the 2016 Plan during any calendar year to any non-employee director (excluding any awards granted at the election of a non-employee director in lieu of all or any portion of retainers or fees otherwise payable to non-employee directors in cash) with respect to such individual’s service as a non-employee director shall not exceed $300,000.

Awards of options or SARs in any calendar year to any participant cannot exceed 175,000 shares, and grants of full value awards to any participant in any calendar year cannot exceed 125,000 shares.

All of the share limitations are subject to adjustment for changes in our corporate structure or shares, as described below. The shares of our common stock issued under the 2016 Plan may come from authorized and unissued shares or treasury shares.

Any shares of our common stock subject to an award under the 2016 Plan, or to an award granted under the Prior Plan that was outstanding on the date our shareholders originally approved the 2016 Plan, that expires, is cancelled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2016 Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds, and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2016 Plan. Each share of common stock that again becomes available for awards shall correspondingly increase the share reserve on the same ratio by which the share reserve was decreased upon the grant of the applicable award.

Awards granted or shares of our common stock issued under the 2016 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2016 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the 2016 Plan and will not reduce the share reserve under the 2016 Plan, but only if the awards are made to individuals who were not employed by us or any of our subsidiaries, and were not non-employee directors of ours, immediately prior to such acquisition.

Description of Award Types. The types of awards that may be granted under the 2016 Plan are described in more detail below.

Options. Employees of our company or any subsidiary may be awarded “incentive stock options” within the meaning of Code Section 422, and any eligible recipient may be awarded options to purchase our common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of a share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2016 Plan as of any date means the closing sale price of a share of our common stock on Nasdaq on that date (or the immediately preceding trading day if no shares were traded on that date). As of January 7, 2022, the closing sale price of a share of our common stock on Nasdaq was $31.28.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of our common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our common stock, cash, or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2016 Plan, as may be determined by the Compensation Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until an award vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. Participants are entitled to vote restricted shares prior to the time they vest. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that specified performance goals are satisfied.

Stock Unit Awards. A stock unit represents the right to receive the fair market value of a share of our common stock. The Compensation Committee will determine whether a stock unit award will be payable in cash, shares, or a combination of both, and when the award will vest. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2016 Plan, as may be determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant awards of our common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2016 Plan. The Compensation Committee has discretion in determining the amount, terms, and conditions of such awards.

Minimum Vesting Period. For awards granted under the 2016 Plan, a minimum vesting period of at least one year is prescribed for awards that are subject only to service-based vesting conditions, and an award subject to performance-based vesting conditions must have a performance period of at least one year. The minimum vesting and performance periods do not apply in the following circumstances: (i) upon a change in control, (ii) termination of service due to death or disability, (iii) substitute awards that do not reduce the vesting period of the award being replaced, or (iv) awards involving an aggregate number of shares not in excess of five percent of the share reserve under the 2016 Plan. Awards granted to non-employee directors that vest over a period from one annual meeting of shareholders to the next annual meeting of shareholders are deemed to satisfy the minimum one-year vesting period so long as the next annual meeting of shareholders is at least 50 weeks after the immediately preceding annual meeting of shareholders.

Dividends and Dividend Equivalents. No dividends are payable on options or SARs. Any dividends or distributions paid with respect to unvested shares of restricted stock will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Compensation Committee may provide that a recipient of a stock unit award or other stock-based award will be entitled to receive dividend equivalents on the units or other share equivalents subject to the award based on dividends actually declared on our outstanding common stock, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other share equivalents to which such dividend equivalents relate.

Transferability of Awards. In general, no right or interest in any award under the 2016 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. If a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2016 Plan provides that unvested portions of his or her outstanding awards will be forfeited, and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either three months or one year after termination, depending on the reason for the termination, unless the termination is for cause. In that case, the vested but unexercised portions of option and SAR awards will also be forfeited. The Compensation Committee may provide for different termination consequences in an individual award agreement.

Change in Control. Unless otherwise provided in an award agreement, in the event of a sale of all or substantially all of our assets or a merger, consolidation, or share exchange involving our company, the surviving or successor entity may continue, assume, or replace some or all of the outstanding awards under the 2016 Plan. If awards granted under the 2016 Plan are continued, assumed, or replaced in connection with such a transaction and if within 18 months after the transaction the participant experiences an involuntary termination of service other than for cause, the participant’s outstanding awards will vest in full, will immediately become fully exercisable, and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed, or replaced, then: (i) any outstanding stock option or SAR will become fully exercisable for a period of time prior to the transaction as is deemed fair and equitable by the Compensation Committee and will terminate at the time of the transaction; (ii) any outstanding restricted stock, stock units, or other stock-based awards will vest immediately prior to the transaction; and (iii) to the extent vesting of any award is subject to satisfaction of specified performance goals, such award shall be deemed “fully vested” if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the award is proportionate to the portion of the performance period that has elapsed. In addition, if awards granted to any participant are not continued, assumed, or replaced, the Compensation Committee may provide that some or all of such outstanding awards shall be canceled in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

In the event of a change in control (as defined in the 2016 Plan) that does not involve a merger, consolidation, share exchange, or sale of all or substantially all of our assets, the Compensation Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends, or certain recapitalizations, the Compensation Committee will equitably adjust (i) the number and kind of shares subject to the 2016 Plan, (ii) outstanding awards as to the number of and kind of shares and exercise price per share, and (iii) award limitations prescribed by the 2016 Plan. In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers or consolidations, the Compensation Committee may make similar equitable adjustments in its discretion.

Effective Date and Term of the 2016 Plan. The 2016 Plan became effective on March 10, 2016, the date it was approved by our shareholders. Unless terminated earlier, the Amended and Restated Plan will terminate on the tenth anniversary of its approval by our shareholders. Awards outstanding under the 2016 Plan at the time it is terminated will continue in accordance with their terms. Our Board of Directors may suspend or terminate the 2016 Plan at any time.

Amendment of the 2016 Plan. Our Board of Directors may amend the 2016 Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of Nasdaq. No amendment, termination or suspension of the 2016 Plan may materially impair a participant’s rights under any outstanding award without the consent of the affected participant, unless such action is necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to our company and to participants subject to U.S. taxation with respect to awards granted under the 2016 Plan, based on current statutes, regulations, and interpretations. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

Non-Qualified Stock Options. If a participant is granted a non-qualified stock option under the 2016 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. We will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2016 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, there will be a “disqualifying disposition.” As a result of a disqualifying disposition, the participant will have ordinary income in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid (and we will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income); and the participant will have capital gain (which may be long term or short term) to the extent the fair market value on the date of the disqualifying disposition exceeds the fair market value of the shares acquired at the time of exercise. If the fair market value of the shares at the time of a disqualifying disposition is less than the exercise price paid, then the participant will have a capital loss, which may be subject to limitations.

Other Awards. The current federal income tax consequences of other awards authorized under the 2016 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code. Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation to the certain employee exceeds $1,000,000.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2016 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

New Plan Benefits

Because the Compensation Committee, in its discretion, will select the participants who receive awards and the timing, size, and types of those awards, we cannot currently determine the awards that will be made to particular individuals or groups under the Amended and Restated Plan, other than with respect to non-employee directors. Under the current compensation program for our non-employee directors, each of our non-employee directors receives an annual award of restricted stock with an approximate market value equal to $60,000.

For illustrative purposes only, the following table sets forth the awards received by the individuals and groups listed below under the 2016 Plan during fiscal 2021 and assumes, in the case of performance-based awards, achievement of target performance during the applicable performance period:

Name	Number of Shares Subject to Awards	Dollar Value
Michael Doar	35,771	$999,976
HaiQuynh Jamison	682	$19,983
Sonja K. McClelland	26,828	$749,975
Gregory S. Volovic	32,194	$899,980
Jonathon D. Wright	682	$19,983
All current executive officers as a group	96,157	$2,689,897
All non-employee directors as a group	9,708	$359,778
All employees, other than executive officers, as a group	10,167	$297,893

The Board of Directors recommends a vote “FOR” the approval of the Amended and Restated Plan

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 7, 2022, regarding beneficial ownership of our common stock held by each director, director nominee, and named executive officer; by all current directors and executive officers as a group; and by all persons who are known to be beneficial owners of more than 5% of our common stock. Each such person has sole voting and investment power with respect to such securities, except as otherwise noted. The percentage ownership amounts are calculated using the number of shares of our common stock outstanding on January 7, 2022.

Directors and Officers

	Shares Owned		% Ownership
Thomas A. Aaro	11,411	[1]	*
Michael Doar	165,417	[2]	2.5%
Cynthia Dubin	5,636	[1]	*
Timothy Gardner	8,803	[1]	*
Jay C. Longbottom	11,411	[1]	*
Richard Porter	7,813	[1]	*
Janaki Sivanesan	22,702	[3]	*
Gregory S. Volovic	61,258	[4]	*
Sonja K. McClelland	58,352	[5]	*
HaiQuynh Jamison	2,416	[6]	*
Jonathon D. Wright	2,413	[6]	*
Executive officers and directors as a group (11 persons)	357,632		5.3%

Other Beneficial Owners

Name and Address
Royce & Associates LP
745 Fifth Avenue, New York, NY, 10151	932,932	[7]	13.9%
Polar Asset Management Partners, Inc.
16 York Street, Suite 2900, Toronto, A6 M5J0E6	831,243	[8]	12.4%
Dimensional Fund Advisors LP
6300 Bee Cave Road, Building One, Austin, TX 78746	544,750	[7]	8.1%
FMR LLC
245 Summer Street V5D Boston, MA 02210	433,197	[7]	6.5%

*     Less than one (1) percent.

[1]	Includes 1,618 unvested shares of restricted stock.

[2]	Includes 8,256 shares subject to options that are vested and 16,909 unvested shares of restricted stock.

[3]	Includes 1,618 unvested shares of restricted stock and 34 shares held by an immediate family member of Ms. Sivanesan.

[4]	Includes 15,867 unvested shares of restricted stock.

[5]	Includes 8,740 shares subject to options that are vested and 12,503 unvested shares of restricted stock.

[6]	Includes 1,506 unvested shares of restricted stock.

[7]	Based solely on information supplied by the beneficial owner on Form 13F for the quarter ended September 30, 2021, which was filed in November 2021.

[8]	Based solely on information supplied by the beneficial owner on Form 3 filed with the SEC on December 10, 2021. Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, serves as investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company ("PMSMF"), Polar Micro-Cap Fund, an Ontario open-ended investment trust (“PCMF”), and Polar Micro-Cap Fund II L.P., an Ontario Limited Partnership (“PMCFII”) (together with PMSMF and PMCF, the “Polar Vehicles”) and has sole voting and investment discretion with respect to the securities reported herein which are held by The Polar Vehicles.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the three directors named below. The Board of Directors and the Audit Committee have determined that the Committee’s current composition satisfies the Nasdaq listing requirements, including the requirement that all Audit Committee members be “independent directors” as defined by Nasdaq rules. The Board of Directors annually reviews the independence of the Audit Committee members under both (1) Nasdaq rules and the SEC’s definition of independence for Audit Committee members and (2) the independence requirements in our Corporate Governance Principles. The Board has determined that Ms. Dubin and Ms. Sivanesan each meet the SEC’s definition of an “Audit Committee financial expert.”

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, internal auditors, and the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2021, with the Company’s management. The Audit Committee has discussed with RSM US LLP (“RSM”), the Company’s independent registered public accounting firm, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from RSM required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Committee that would impair any member’s ability to act independently.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, for filing with the SEC.

Janaki Sivanesan, Chairperson
Cynthia Dubin
Richard Porter

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed RSM as our independent registered public accounting firm for fiscal 2022. The Board is submitting the appointment of RSM for ratification in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of RSM are expected to be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote "FOR" the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table sets forth fees paid to RSM for the services provided during fiscal years 2021 and 2020:

	2021	2020
Audit Fees[1]	$1,002,822	$1,016,968
Audit-Related Fees[2]	15,000	14,500
Tax Fees[3]	186,302	207,716
All Other Fees[4]	-	-
TOTAL	$1,204,124	$1,239,184

[1]	Represents fees for professional services provided in connection with the audit of annual financial statements, the review of quarterly financial statements, the audit of internal controls over financial reporting and the audit of purchase accounting associated with acquisitions.

[2]	Represents fees for employee benefit plan audits.

[3]	Represents fees for services provided in connection with tax compliance and tax planning.

[4]	Represents fees for other non-audit services.

Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. For fiscal years 2021 and 2020, all of the fees reported above as Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining RSM’s independence.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under our Code of Business Conduct and Ethics, which is available on our website at www.hurco.com/investors, under “Corporate Governance,” our directors, officers, and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest, unless such business dealings have been disclosed to, and approved by, our Audit Committee.

Further, under our Audit Committee’s charter, which is available on our website at www.hurco.com/investors under “Corporate Governance,” our Audit Committee must review and approve all related person transactions in which any director, director nominee, executive officer, or significant shareholder of the Company, or any of their immediate family members, has a direct or indirect material interest.

We had no related person transactions during fiscal 2021.

SHAREHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2023 Annual Meeting of Shareholders is September 26, 2022.

Our By-Laws provide that shareholders are required to give us advance notice of any business to be brought by a shareholder before an annual shareholders’ meeting. For business to be properly brought by a shareholder before an Annual Meeting of Shareholders, the shareholder must give timely written notice thereof to our Corporate Secretary. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than sixty days prior to the meeting. In the event that less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about the proposed business and the shareholder making the proposal. These procedures apply to any matter other than nomination of directors that a shareholder wishes to raise at the 2023 Annual Meeting of Shareholders, including those matters raised pursuant to 17 C.F.R. §240.14a-8 of the rules and regulations of the SEC.

Shareholders who wish to nominate a candidate for election as a director without the recommendation of the Nominating and Governance Committee must provide timely written notice thereof to our Corporate Secretary. In order to be timely, a shareholder’s notice must be delivered to or mailed and received by dates explained in the preceding paragraph with respect to shareholder proposals. In addition, the notice must contain additional information concerning the shareholder, the nominee and any “Shareholder Associated Person,” the nominee’s consent to the nomination, an executed questionnaire in a form signed by our directors, nominees and representatives, and an agreement establishing that there is no undisclosed understanding with respect to the nominee’s conduct as a director.

Any shareholder proposals or nominations that do not meet the above requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal or nominee. A copy of our By-Laws is available upon request and may also be obtained on the SEC’s website at www.sec.gov. Such requests and any shareholder proposals or nominations should be sent to Jonathon D. Wright, Secretary, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268, our principal executive offices.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Report of the Audit Committee and the Report of the Compensation Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended October 31, 2021 with the SEC. Shareholders may obtain a copy of the Annual Report on Form 10-K, free of charge, by writing to Jonathon D. Wright, Secretary, Hurco Companies, Inc., One Technology Way, P.O. Box 68180, Indianapolis, Indiana 46268. A copy of the Annual Report on Form 10-K can also be obtained at www.hurco.com/investors under “Proxy Materials.”

OTHER BUSINESS

The Board knows of no other matters that may be presented at the 2022 Annual Meeting. If any other matters should properly come before the 2022 Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matters.

Appendix A

HURCO COMPANIES, INC.

2016 EQUITY INCENTIVE PLAN

(As Amended and Restated as of March 10, 2022)

1.	Purpose and Establishment.

(a)           Purpose. The purpose of the Hurco Companies, Inc. 2016 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

(b)           Establishment. The Plan became effective on March 10, 2016 (the “2016 Effective Date”), the date it was approved by the Company’s shareholders. The Board of Directors approved an amendment and restatement of the Plan on January 7, 2022, subject to the approval of the Company’s shareholders. The Plan, as amended and restated, will become effective upon the approval by the Company’s shareholders at the 2022 annual meeting of shareholders (the “2022 Restatement Effective Date”).

2.	Definitions. In this Plan, the following definitions will apply.

(a)	“Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)            “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c)            “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.

(d)	“Board” means the Board of Directors of the Company.

(e)            “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition means a Participant’s (i) ongoing failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; or (iv) engaging in dishonorable or disruptive behavior, practices or acts which demonstrate a willful and continuing disregard for the best interests of the Company and its Affiliates or which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f)	“Change in Control” means one of the following:

(1)            An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)          any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B)           any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C)           any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)            Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)            A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, 60% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through the ultimate Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities; (ii) no Exchange Act Person beneficially owns, directly or indirectly, 30% or more of the Voting Securities of the entity resulting from such Corporate Transaction; and (iii) at least a majority of the members of the board of directors (or comparable governors) of the entity resulting from such Corporate Transaction were Continuing Directors at the time of the initial agreement, or the action of the Board, providing for such Corporate Transaction.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g)           “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h)           “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market, and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(i)	“Company” means Hurco Companies, Inc., an Indiana corporation, or any successor thereto.

(j)            “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(k)           “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l)            “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long- term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m)	“Employee” means an employee of the Company or an Affiliate.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o)           “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p)           “Fair Market Value” of a Share means the fair market value of a Share determined as follows:

(1)            If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)            If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)           “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award, and, for purposes of Section 4, includes an award under the Prior Plan that is neither an option award nor a stock appreciation right award.

(r)            “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s)           “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(t)	“Non-Employee Director” means a member of the Board who is not an Employee.

(u)            “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(v)	“Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w)	“Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x)             “Participant” means a person to whom a then-outstanding Award has been granted under the Plan.

(y)            “Plan” means this Hurco Companies, Inc. 2016 Equity Incentive Plan, as amended and in effect from time to time.

(z)	“Prior Plan” means the Hurco Companies, Inc. 2008 Equity Incentive Plan.

(aa)          “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(bb)         “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(cc)          “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(dd)          “Share” means a share of Stock.

(ee)          “Stock” means the common stock, no par value, of the Company.

(ff)            “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg)          “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of one or more Shares, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)          “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii)            “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(jj)            “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3.	Administration of the Plan.

(a)           Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)           Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)            determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)            cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(c) and 15(d);

(3)            adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)	granting Substitute Awards under the Plan; and

(5)            taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers.

(c)           Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)           Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing or electronically by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)           Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)            Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.	Shares Available Under the Plan.

(a)            Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be equal to the following: (i) 470,000, which was the number of Shares available under the Plan when it became effective on the 2016 Effective Date, plus (ii) 850,000, the number of additional Shares to be available under the Plan as of the Restatement Effective Date, plus (iii) any Shares that remained available for future grants under the Prior Plan on the 2016 Effective Date. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)            Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2)            Shares that are subject to Full Value Awards shall be counted against the share reserve as two Shares for every one Share granted.

(3)            Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(4)          Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5)          Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6)          Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)          Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash, shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)          Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.

(d)          Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre- existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non- Employee Directors prior to such acquisition or combination.

(e)          No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, pay cash in lieu of any fractional Share in settlement of an Award.

(f)          Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 175,000 (subject to adjustment as provided in Section 12(a)).

(g)          Full Value Award Limit. The maximum number of Shares that may be subject of Full Value Awards that are granted to any one Participant during any calendar year shall not exceed 125,000 Shares (subject to adjustment as provided in Section 12(a)).

(h)          Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any one Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) with respect to such individual’s Service as a Non-Employee Director shall not exceed $300,000.

5.	Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.	General Terms of Awards.

(a)          Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)          Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date, and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not apply, however, in the following circumstances: (i) upon a Change in Control, (ii) termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, and (iv) Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders only if the date of the Company’s next annual meeting of shareholders is at least 50 weeks after the date of the Company’s immediately preceding annual meeting of shareholders.

(c)          Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)          Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)          Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)          Upon termination of Service for Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)          Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)          Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three- month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(4)          Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)          Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)          Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance measures upon the occurrence of certain events, which may include a Change of Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h)          Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

7.	Stock Option Awards.

(a)          Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)          Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)          Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement, including without limitation the restrictions provided in Section 6(b). No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have expired and terminated.

(d)          Incentive Stock Options.

(1)          An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be equal to the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(2)          No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the per share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) that Option Award will expire no later than five years after its Grant Date.

(3)          For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(4)          If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non- Statutory Stock Option.

(5)          The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8.	Stock Appreciation Rights.

(a)          Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)          Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement, including without limitation the restrictions provided in Section 6(b). No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have expired and terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.	Restricted Stock Awards.

(a)          Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the limitations provided in Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)          Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.	Stock Unit Awards.

(a)          Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the limitations provided in Section 6(b). If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)          Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11.          Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.	Changes in Capitalization, Corporate Transactions, Change in Control.

(a)          Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)          Corporate Transactions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)          Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)          Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Options and SARs shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)          Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award surrendered shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of shares that have been earned or deemed earned in the manner specified in Section 12(b)(2). If the amount determined pursuant to clause (i) of this subsection (3) is less than or equal to the amount determined pursuant to clause (ii) of this subsection (3) with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)          Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 18 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become fully vested and shall remain exercisable for one year following the Participant’s termination of Service, (ii) any Full Value Awards that are not yet fully vested shall immediately fully vest and become non-forfeitable, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(4) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

(c)          Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(3) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)          Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13.          Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.          Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required tax withholdings (but not to exceed the minimum statutory amount required to be withheld if such limitation is necessary to avoid an adverse accounting impact) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.	Duration, Amendment and Termination of the Plan.

(a)          Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(b), or the tenth anniversary of the 2022 Restatement Effective Date, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(b)          Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(c)          Amendment of Awards. Subject to Section 15(d), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(d)          No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.	Other Provisions.

(a)          Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)          Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)          Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with all applicable Company policies as they exist from time to time, including without limitation those relating to insider trading, pledging or hedging transactions, minimum holding periods and stock ownership guidelines.

(d)          Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)          Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)          Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)          Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)          If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)          If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)          Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)	Forfeiture and Compensation Recovery.

(1)          The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non- solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met; or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)          Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Hurco Companies, Inc. Annual Meeting of Shareholders For Shareholders as of record on January 14, 2022 TIME: Thursday, March 10, 2022 10:00 AM, Eastern Time PLACE: Annual meeting to be held live via the Internet Please visit www.proxydocs.com/HURC for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints as proxies Michael Doar and Richard Porter, or either of them, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hurco Companies, Inc., to be held at 10:00 a.m. Eastern Time, on Thursday, March 10, 2022, in virtual format only, via webcast, and any adjournments thereof, upon the matters on the reverse side and, in their judgement and discretion, upon such other business as may properly come before the meeting. Only shareholders of record as of the close of business on January 14, 2022, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. In the event there are not sufficient votes for approval of one or more of the matters listed on the reverse side at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. If you do not expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy and return it in the enclosed return envelope, which requires no postage if mailed in the United States. THE SHARES REPRESENTED BY THIS PROXY UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/HURC • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-858-9487 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/HURC

Hurco Companies, Inc. Annual Meeting of Shareholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors: FOR WITHHOLD #P2# #P2# FOR #P3# #P3# FOR #P4# #P4# FOR #P5# #P5# FOR #P6# #P6# FOR #P7# #P7# FOR #P8# #P8# FOR 1.01 Thomas A. Aaro 1.02 Michael Doar 1.03 Cynthia Dubin 1.04 Timothy J. Gardner 1.05 Jay C. Longbottom 1.06 Richard Porter 1.07 Janaki Sivanesan 1.08 Gregory S. Volovic #P9# #P9# FOR FOR AGAINST ABSTAIN 2. Advisory vote on executive compensation. #P10# #P10# #P10# FOR 3. Approval of the amended and restated Hurco Companies, Inc. 2016 Equity Incentive Plan. #P11# #P11# #P11# FOR 4. Appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2022. #P12# #P12# #P12# FOR 5. Such other business as may properly come before the meeting or any adjournments thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/HURC Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on this form. Joint owners should each sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Organization signatories should provide the full name of the organization and the title of the authorized officer signing the proxy. Signature (and Title if applicable) Proposal_Page - VIFL Date Date Signature (if held jointly) March 10, 2022 10:00 a.m. (Eastern Time)